                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                 TBC CORPORATION

                                       AND

                  THE STOCKHOLDERS OF MERCHANT'S, INCORPORATED

                                TABLE OF CONTENTS

Article 1 .  Definitions.........................................................................................         1
   1.01     Defined Terms  ......................................................................................         1
   1.02     Interpretation.......................................................................................         4
Article 2 .  Sale and Purchase of Shares.........................................................................         5
   2.01     Agreement to Sell and Purchase.......................................................................         5
   2.02     The Shares...........................................................................................         5
Article 3 .  Purchase Price and Payment Terms....................................................................         5
   3.01     Purchase Price  .....................................................................................         5
   3.02     Definition of Net Purchase Price.....................................................................         5
   3.03     Payment..............................................................................................         5
Article 4 .  Contingent Earnout..................................................................................         6
   4.01     Earnout Amounts......................................................................................         6
   4.02     Certain Definitions..................................................................................         6
   4.03     Certain Adjustments and Allocations..................................................................         8
   4.04     Determinations and Payments..........................................................................         9
   4.05     Examples:............................................................................................        10
   4.06     Certain Events:......................................................................................        11
   4.07     Accounting Standards; Consultation; Continuing Insurance.............................................        11
   4.08     Confidentiality......................................................................................        12
Article 5 .  Section 338(h)(10) and Related Elections............................................................        12
   5.01     The Federal Election.................................................................................        12
   5.02     State and Local Elections............................................................................        13
   5.03     Cooperation..........................................................................................        13
   5.04     Binding Effect.......................................................................................        13
   5.05     Tax Liability........................................................................................        13
Article 6 .  Representations and Warranties of Individual Stockholders...........................................        13
   6.01     By Mrs. Bell.........................................................................................        13
   6.02     By Mrs. Kirby........................................................................................        14
   6.03     By Dr. Merchant......................................................................................        15
Article 7 .  Representations and Warranties of all Stockholders..................................................        15
   7.01     Schedules............................................................................................        15
   7.02     Corporate Organization  .............................................................................        15
   7.03     Capitalization.......................................................................................        16
   7.04     Subsidiaries.........................................................................................        17
   7.05     Consents and Approvals; No Violation.................................................................        17
   7.06     Financial Statements; Debt and Capital Leases........................................................        18
   7.07     Taxes................................................................................................        18
   7.08     Employee Plans; Employees............................................................................        20
   7.09     Material Contracts...................................................................................        22
   7.10     Absence of Certain Changes or Events.................................................................        23
   7.11     Litigation; Pending Decrees..........................................................................        23
   7.12     Licenses; Compliance With Laws.......................................................................        23
   7.13     Conduct to Date......................................................................................        24

   7.14     Labor Matters........................................................................................        25
   7.15     Undisclosed Liabilities; Warranty Matters............................................................        25
   7.16     Title to Properties; Absence of Liens, Etc...........................................................        25
   7.17     Receivables; Prepaid Expenses........................................................................        27
   7.18     Inventories..........................................................................................        27
   7.19     Proprietary Rights...................................................................................        27
   7.20     Insurance; Bank Accounts.............................................................................        27
   7.21     Environmental Matters................................................................................        28
   7.22     Certain Transactions.................................................................................        29
   7.23     Maryland and Related Matters.........................................................................        29
   7.24     Disclosure...........................................................................................        30
Article 8 .       Representations, Warranties and Covenants of Buyer.............................................        30
   8.01     Representations and Warranties.......................................................................        30
   8.02     Covenants of Buyer...................................................................................        31
Article 9 .  Pre-Closing Obligations.............................................................................        32
   9.01     Conduct of the Business..............................................................................        32
   9.02     Further Assurances...................................................................................        33
   9.03     Notice...............................................................................................        34
   9.04     Access...............................................................................................        34
Article 10 .Conditions; the Closing.............................................................................        34
   10.01      Conditions to Obligations of Each Party............................................................        34
   10.02      Additional Conditions to the Obligations of Buyer..................................................        35
   10.03      Additional Conditions to the Obligations of the Stockholders.......................................        37
   10.04      Time and Place of Closing..........................................................................        38
   10.05      Deliveries at the Closing..........................................................................        38
Article 11 . Termination and Waiver..............................................................................        38
   11.01      Termination........................................................................................        38
   11.02      Effect of Termination..............................................................................        39
   11.03      Waiver.............................................................................................        39
Article 12 .     Certain Tax Matters.............................................................................        39
   12.01      Certain Definitions................................................................................        39
   12.02      Preparation and Filing of Tax Returns..............................................................        39
   12.03      Liability for Certain..............................................................................        40
   12.04      Excess Dividends; Taxes Occasioned by Elections Described in Article 5.............................        40
   12.05      Transfer and Gains Taxes...........................................................................        42
   12.06      Assistance and Cooperation.........................................................................        42
Article 13 .  Claims; Escrow; Indemnification; Limitations.......................................................        43
   13.01      Certain Defined Terms..............................................................................        43
   13.02      Escrow.............................................................................................        46
   13.03      Right to Reimbursement from Escrow.................................................................        46
   13.04      Limitations on Escrow Reimbursement................................................................        46
   13.05      Indemnification by Stockholders; Deduction from Earnout Amount.....................................        47
   13.06      Limitations on Indemnification Obligations and Earnout Deductions..................................        47
   13.07      Reimbursement and Indemnification by Buyer  .......................................................        47
   13.08      Indemnification Procedures.........................................................................        48
   13.09      Characterization and Indemnification Payments......................................................        48

   13.10     Sole Remedy.........................................................................................        48
Article 14 . Noncompetition and Confidentiality Covenants........................................................        48
   14.01      Noncompetition.....................................................................................        48
   14.02      Definition of Competitive Business and Noncompetition Period.......................................        48
   14.03      Confidentiality....................................................................................        49
   14.04      Injunctive Relief..................................................................................        49
   14.05      Judicial Modification..............................................................................        49
Article 15 . Damage or Destruction of Assets.....................................................................        49
Article 16 . Miscellaneous.......................................................................................        49
   16.01      Survival...........................................................................................        49
   16.02      Public Statements..................................................................................        49
   16.03      Notices............................................................................................        50
   16.04      Headings...........................................................................................        51
   16.05      Counterparts.......................................................................................        51
   16.06      Transaction Expenses...............................................................................        51
   16.07      Attorneys' Fees....................................................................................        51
   16.08      Whole Agreement; Amendmen..........................................................................        51
   16.09      Severability.......................................................................................        51
   16.10      Binding Effect; Assignment.........................................................................        52
   16.11      Governing Law......................................................................................        52

EXHIBIT A - Form of Promissory Note
EXHIBIT B - Election Price Determination and Allocations
EXHIBIT C - Excluded Properties
EXHIBIT D - Assumed Rental Expense Allocated to Owned Real Property EXHIBIT E - Form of Opinion of Winston & Strawn
EXHIBIT F - Tax Reimbursement Methodology
EXHIBIT G - Form of Escrow Agreement

                             INDEX OF DEFINED TERMS

Defined Term                                    Defined in Section or Subsection
------------                                    --------------------------------
Additional Transaction Taxes                               12.04(c)
Adjustment Statement                                       4.04(c)
Allocated Portion                                          13.05
Amount Reimbursable by the Buyer                           12.04(d)
Amount Reimbursable by the Stockholders                    12.04(d)
Annual Earnings Statement                                  4.04(a)
Assurance                                                  1.01

Bell Shares                                                2.01(a)
Business                                                   7.09(c)
Buyer                                                      Introduction

Capital Leases                                             7.06(b)
Cato Severance Agreement                                   Schedule 7.08
Closing                                                    2.01
Closing Date                                               10.04
Code                                                       1.01
Common Shares                                              7.03(a)
Company                                                    Introduction
Competitive Business                                       14.02(a)
Confidentiality Agreement                                  11.02
Contested Adjustments                                      4.04(c)
Contested Adjustment Notice                                4.04(c)
Contributions to Overhead or COH                           4.02

Damages                                                    13.01(a)
Debt                                                       7.06(b)
Division                                                   1.01
Dr. Merchant                                               Introduction

Earnout Amounts                                            4.01
Earnout Year                                               4.02
Election Price Determination and Allocation                5.01
Eligible Employees                                         1.01
Employee Payments                                          4.04(a)
Employee Plans                                             1.01
Employee Related Taxes                                     1.01
Equipment Leases                                           7.16(b)
Entity                                                     1.01
Environmental Laws                                         1.01
ERISA                                                      1.01

Defined Term                                    Defined in Section or Subsection
------------                                    --------------------------------
Escrow Account                                             1.01
Escrow Agent                                               1.01
Escrow Agreement                                           13.02
Excess Dividends                                           12.04(a)
Excluded Properties                                        1.01

Federal Election                                           5.01
Finamore Severance Agreement                               Schedule 7.08
Financial Statement                                        1.01

Gift Cards                                                 1.01
Government Entity                                          1.01

Hazardous Substance                                        1.01
Heafner                                                    7.09(c)
HSR Act                                                    1.01

IRS                                                        5.01
Independent Accountant                                     4.04(c)
Installment Note                                           3.03(a)
Kirby Shares                                               2.01(b)

Licenses                                                   7.12
Liens                                                      1.01
Losses                                                     13.01(d)

MDC                                                        1.01
Maryland Matter                                            1.01
Material Adverse Effect                                    1.01
Material Contracts                                         1.01
Merchant Shares                                            2.01(c)
Merchant Stores                                            4.02
Mrs. Bell                                                  Introduction
Mrs. Kirby                                                 Introduction

Negotiators Bonus Plan                                     1.01
Net Cost of Sales or NCOS                                  4.02
Net Purchase Price                                         3.20
Non-Voting Common Shares                                   7.03(a)
Noncompetition Agreemeent                                  7.09(c)
Noncompetition Period                                      14.02(b)

Options                                                    7.03
Option Plans                                               7.03

Defined Term                                    Defined in Section or Subsection
------------                                    --------------------------------
Owned Real Property                                        7.16(a)

Payor                                                      12.05
Permitted Encumbrances                                     7.16(a)
Post-Closing Period                                        12.01
Post-Closing Straddle Period                               12.01
Pre-Closing Period                                         12.01
Pre-Closing Straddle Period                                12.01
Predecessor                                                7.07(a)
Principal Funds                                            13.02
Proprietary Rights                                         7.19

Real Property Leases                                       4.16(b)
Riggan Employment Agreement                                Schedule 7.08
Restricted Territory                                       8.02(b)
Rights of Purchase                                         1.01

S-Election                                                 7.07(a)
Sale Incentive Plan                                        1.01
Schedules                                                  1.01
Shares                                                     2.02
Sold Real Property                                         7.16(g)
State and Local Elections                                  5.02
State Claims                                               13.01(b)
Stockholders                                               Introduction
Straddle Period                                            12.01
Subsidiary                                                 5.01

Targeted Contribution                                      4.02
Tax Claims                                                 13.01(c)
Tax Returns                                                1.01
Taxes                                                      1.01
Total Purchase Price                                       3.01
Transfer Taxes                                             13.01(b)
2003 Pre-Closing Period                                    12.01

Voting Common Shares                                       7.03(a)

                               INDEX TO SCHEDULES

Schedule No.                    Description
-----------                     -----------
   7.02           Company's Assumed Names
   7.03           Stockholders and Stockholdings; Options;
                  Stockholders' Agreements and Other Rights of Purchase
   7.04           Certain Matters Relating to the Subsidiary
   7.05           Consents and Approvals; No Violation
   7.06           Financial Statement Exceptions; Debt and Capital Leases
   7.07           Tax Matters
   7.08           Employee Plans; Employees
   7.09           Material Contracts
   7.10           Post-December 31, 2001 Events
   7.11           Litigation; Outstanding Judgments
   7.12           Licenses; Compliance With Laws
   7.13           Changes Since December 31, 2000
   7.15           Forms of Warranties and Service Contracts
   7.16           Real Property; Equipment and Real Property
                  Leases; Title; Condition of Assets; Certain Equipment
   7.17           Receivables and Prepaid Expenses
   7.18           Consigned Inventory
   7.19           Proprietary Rights
   7.20           Insurance; Bank Accounts
   7.21           Environmental Matters
   7.22           Certain Transactions
   7.23           Maryland and Related Matters

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is being executed this 25th day of March, 2003, by and among TBC CORPORATION, a Delaware corporation ("Buyer"), and LINDA MERCHANT BELL ("Mrs. Bell"), CAROL MERCHANT KIRBY ("Mrs. Kirby"), and WILSON C. MERCHANT III ("Dr. Merchant"), under the following circumstances:

                  A. Mrs. Bell, Mrs. Kirby, and Dr. Merchant (collectively, the "Stockholders") own all of the issued and outstanding capital stock of Merchant's, Incorporated, a Delaware corporation (the "Company").

                  B. Buyer and the Stockholders have agreed to Buyer's acquisition of all of the issued and outstanding capital stock of the Company pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         Article 1. Definitions.

         1.01 Defined Terms. In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Assurance" means the Assurance of Discontinuance, dated December 31, 2002, between the Company and the Division.

         "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder, all as from time to time amended.

         "Division" means the Division of Consumer Protection of the Office of the Attorney General for the State of Maryland.

         "Eligible Employee" means each of the individuals listed on Schedule
7.08 who is entitled to receive payments under the Sale Incentive Plan or the Negotiators Bonus Plan, whether or not such individual is employed by the Company.

         "Employee Plans" means all employment, bonus or other incentive compensation, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or bonus, employee stock ownership, stock appreciation rights, savings, consulting, severance, termination, collective bargaining, insurance (including without limitation, self-insured arrangements, disability coverage, life, health or accident benefits, and split-dollar life insurance benefits), fringe benefit, flex benefit, employee discount, vacation, or other benefit or incentive policies, contracts, or arrangements, formal or informal, written or oral, of the Company or the Subsidiary, including without limitation, all "employee pension benefit plans" as defined in Section 3(2) of ERISA and "employee welfare plans" as defined in Section 3(1) of ERISA, and all trust agreements related thereto, relating to any present or former director, officer, consultant, or employee of the Company or the Subsidiary.

         "Employee Related Taxes" means, collectively, all old age, survivors, and disability insurance (FICA) and hospital insurance (Medicare) taxes payable by the Company or the Subsidiary pursuant to Section 3111 of the Code.

         "Entity" means an individual, firm, trust, corporation, partnership, limited liability company, joint venture, business, enterprise, association, or organization, however constituted or existing.

         "Environmental Laws" means all applicable federal, state or local laws, statutes, ordinances, rules, regulations, codes, licenses, permits, authorizations, approvals, consent orders, judgments, decrees, injunctions, or agreements with any governmental entity related to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances. The term "Environmental Laws" includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S. C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S. C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, all as from time to time amended.

         "Escrow Account" means the escrow account created pursuant to the terms of the Escrow Agreement.

         "Escrow Agent" means U.S. Bank Trust National Association.

         "Escrow Agreement" means the Escrow Agreement as defined in Section
13.02 below.

         "Excluded Properties" means the real property, buildings, and improvements listed on Exhibit C.

         "Financial Statements" means the (i) audited consolidated financial statements, schedules, and notes of the Company and the Subsidiary at and for the 52/53 weeks ended January 1, 2000, December 30, 2000, December 29, 2001, and December 28, 2002; (ii) the interim consolidated financial statements of the Company and the Subsidiary at and for the months ended January 25 and February 22, 2003; and (iv) those financial statements of the Company and the Subsidiary delivered to Buyer pursuant to Subsection 9.01(e) hereof.

         "Gift Cards" means, collectively, the $20 gift cards or certificates described on Schedule 7.23.

         "Governmental Entity" means any federal, state, or local court, governmental authority, or other regulatory or administrative agency or commission.

         "Hazardous Substance" means any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive materials, polychlorinated biphenyls, and battery acids.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as from time to time amended.

         "Liens" means any mortgage, pledge, charge, security interest, or other encumbrance of any nature whatsoever upon or conditional assignment of any property or assets.

         "MDC" means the Company's Manassas, Virginia distribution center.

         "Maryland Matter" means the allegations against the Company which are described in the Assurance.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, operations, or prospects of the Company and its Subsidiary, taken as a whole.

         "Material Contracts" means all of the following to which the Company or the Subsidiary is a party, is bound or affected by, receives any benefits under, or by which any property or assets of either the Company or the Subsidiary may be bound: (i) the Real Property Leases; (ii) the Equipment Leases; (iii) all franchise, dealer, or other distribution agreements pursuant to which the Company or the Subsidiary sells or otherwise distributes its products or services or pursuant to which any Entity sells or otherwise distributes products or services of either the Company or the Subsidiary; (iv) all supply contracts or other such agreements or understandings pursuant to which the Company or the Subsidiary purchased in its last fiscal year, or expects to purchase in this fiscal year, in excess of $50,000 worth of products; (v) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business, including without limitation, all standstill or noncompete agreements;
(vi) any contract, agreement, or other arrangement (other than pursuant to the Employee Plans), providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from, any current or former director, officer, or stockholder of the Company or the Subsidiary, any family member of any such director, officer, or stockholder, or any Entity in which any of the foregoing holds, directly or indirectly, a substantial interest; (vii) any agreement, indenture, or other instrument relating to the borrowing of money by the Company or the Subsidiary (other than trade payables entered into in the ordinary course of business), including without limitation, Debt and Capital Leases; (viii) any agreement pursuant to which the Company or the Subsidiary is obligated to lend money or make advances, or has lent money or made advances which are still outstanding, to any Entity (other than routine travel advances to any employee not to exceed $2,000, routine salary advances to any employee not to exceed $3,000, or deposits or advances in respect of products purchased in the ordinary course of business); (ix) any agreement, arrangement, or commitment to guarantee the obligations of or to indemnify or exonerate from liability any Entity or the current or former directors or officers of the Company or the Subsidiary (other than pursuant to the Certificate of Incorporation or By-Laws of either the Company or the Subsidiary or applicable law); (x) any power of attorney presently in effect giving any Entity the right to act on behalf of the Company or the Subsidiary; (xi) any partnership or joint venture agreement; (xii) any confidentiality or secrecy agreement; (xiii) any consulting agreement; (xiv) the Employee Plans; and (xv) any other contract, commitment, agreement, or understanding, whether written or oral, which involves more than $50,000 and is not terminable without penalty upon not more than 90 days' notice.

         "Negotiators Bonus Plan" means the Merchant's, Incorporated Negotiators Incentive Bonus Plan.

         "Rights of Purchase" means any subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, promises, or any other similar agreements or arrangements of any character.

         "Sale Incentive Plan" means the Merchant's, Incorporated Sale Incentive Bonus Plan, established effective January 25, 2002.

         "Schedules" means the Schedules to this Agreement being delivered by the Stockholders to Buyer simultaneously with the execution and delivery of this Agreement.

         "Taxes" means all federal, state, local, or foreign income, franchise, sales, use, excise, real and personal property, transfer, employment, social security, unemployment, withholding, and other taxes, assessments, charges, fees, or levies, and any interest or penalties on any of the foregoing and includes, without limitation, all Employee Related Taxes.

         "Tax Returns" means all federal, state, local, and foreign returns and reports relating to or required to be filed in connection with the determination, collection, assessment, or reporting of Taxes.

         1.02 Interpretation. As used in this Agreement, (i) the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases where they would so apply; (ii) the phrase "to the best knowledge" of any party shall mean to the knowledge of such party after due and appropriate inquiry; and (iii) "to the best knowledge of the Company" shall mean to the knowledge of any of the following individuals, after due and appropriate inquiry: Mrs. Bell, Mrs. Kirby, Dr. Merchant, J. Michael Riggan, James R. Cato, Carl R. Finamore, or Cynthia L. Levi.

         Article 2. Sale and Purchase of Shares.

         2.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, at the closing for which provision is made in
Article 10 (the "Closing"), each Stockholder shall sell to Buyer, and Buyer shall purchase from each Stockholder, the number of Voting Common Shares which is set forth below adjacent to the name of the Stockholder:

         (a) Linda Merchant Bell - 2,733,333 Voting Common Shares (the "Bell Shares").

         (b) Carol Merchant Kirby - 2,733,333 Voting Common Shares (the "Kirby Shares").

         (c) Wilson C. Merchant III - 2,733,333 Voting Common Shares (the "Merchant Shares").

         2.02 The Shares. The Bell Shares, the Kirby Shares, and the Merchant Shares are referred to hereinafter collectively as the "Shares."

         Article 3. Purchase Price and Payment Terms.

         3.01 Purchase Price. The aggregate purchase price payable by Buyer for the Shares (the "Total Purchase Price") shall be an amount equal to the sum of the following: (a) the Net Purchase Price, as defined in Section 3.02; (b) the Earnout Amounts, as defined in Article 4; and (c) the Amount Reimbursable by the Buyer, as defined in Subsection 12.04(d).

         3.02 Definition of Net Purchase Price. For purposes of this Agreement, "Net Purchase Price" means $42,486,203; provided , however, that if the aggregate amount paid or payable by the Company or the Subsidiary to discharge the Capital Leases and the Debt, as provided in Subsection 10.02(h), is not $12,736,111, the Net Purchase Price (i) shall be reduced by any amount above $12,736,111, or (ii) shall be increased by any amount below $12,736,111.

         3.03 Payment. (a) The Net Purchase Price shall be payable as follows:

                           (i) The Net Purchase Price, less the amount set forth in Subsection 3.03(a)(ii), shall be payable to the Stockholders by Buyer by delivery at the Closing of promissory note in the form of Exhibit A attached hereto (the "Installment Note"), less any required Tax withholdings with respect thereto.

                           (ii)     At the Closing, Buyer shall deliver
                  $4,050,000 of the Net Purchase Price to the Escrow Agent to be held by the Escrow Agent for distribution in accordance with the terms of the Escrow Agreement.

                  (b) At the Closing, each Stockholder shall surrender the certificates representing the Shares held by that Stockholder, duly endorsed for transfer to Buyer.

                  (c) Upon Closing, Buyer shall cause the Company to make payment of the first installment of amounts payable under the Sale Incentive Plan and the Negotiators Bonus Plan, less any required Tax withholdings with respect thereto.

         Article 4. Contingent Earnout.

         4.01 Earnout Amounts. For each Earnout Year, Buyer shall pay to the Stockholders, pro rata, an amount, if any, equal to the difference between the Earnout Amount for such Earnout Year and the Employee Payments relating to such Earnout Year. A portion of the Earnout Amount for each Earnout Year paid or payable will be characterized as interest accrued from Closing at the lowest 3-month applicable federal rate ("AFR") pursuant to Section 1274(d)(2) of the Code and accompanying regulations. Notwithstanding any other provision of this Agreement, in no event shall the sum of all Earnout Amounts paid or payable pursuant to this Article 4 exceed $15,000,000. In addition, in no event shall any deficiency between the Contribution to Overhead and the Targeted Contribution for any Earnout Year require repayment of any previously paid Earnout Amounts or be offset against any Contribution to Overhead for any future Earnout Year.

         4.02     Certain Definitions.

         As used in this Article 4 and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                           (i) "Earnout Year" means each of the calendar years included in the period beginning January 1, 2004 and ending December 31, 2008.

                           (ii) "Earnout Amount" for each Earnout Year means an amount equal to (A) the amount by which the Contribution to Overhead for such Earnout Year exceeds the Targeted Contribution for such Earnout Year, multiplied by 5.1, minus
                  (B) the amount of all Earnout Amounts for prior Earnout Years.

                           (iii) "Employee Payments" for each Earnout Year means all amounts payable from the Earnout Amount for such Earnout Year to Eligible Employees under the Sale Incentive Plan or the Negotiators Bonus Plan, together with all Employee Related Taxes payable with respect thereto.

                           (iv) "Merchant Stores" means, collectively, the retail, tire and automotive service stores operated by Company on the date of this Agreement and the Company's retreading and commercial fleet servicing operations located in Manassas, Virginia and Landover, Maryland.

                           (v) "Net Cost of Sales" or "NCOS" means, for any period, the cost of sales made by the Merchant Stores, based on the lower of the Company's or Buyer's actual cost of product and is defined as the amount of money paid to the vendors for products sold (invoice amount less cash discounts) less any monies or the value of benefits received from the vendor or affiliates of the vendor without regard to the method of receipt (cash, credit, check, free goods, provided services). Examples of monies or the value of benefits included in the NCOS calculation include, but are not limited to, all co-op or advertising funds, marketing funds, promotional funds, spiff fund credits (other than amounts paid by third parties directly to employees of the Company), core return credits, share of account discounts, volume discounts, mix incentive discounts, volume incentive discounts, lot pricing discounts, training funds net of directly related expenses, point of sale development funds, net of directly related expenses, cash rebates or discounts, anticipation discounts less incremental borrowing costs, meet competition discounts, delivery commissions, bonuses, manufacturer price supports, fill rate penalty reimbursements, forward buy savings less incremental borrowing costs, market development funds, net of directly related expenses, defect allowances in lieu of product returns, obsolescence allowances or discounts, slotting or placement funds, end of year discounts or funds, advertising placed by manufacturers on behalf of the Company, free product, meeting funds or discounts net of directly related expenses, headquarters allowances, administrative allowances, changeover incentives, employee purchase discounts, growth rebates, buying group discounts, new store allowances, functional discounts, product discounts, management fees, discounts in lieu of representation, pickup allowances in lieu of prepaid freight, and quantity discounts. Funds received by Buyer or any affiliate or subsidiary of Buyer that were earned in full or part by purchases of goods sold by the Company must be allocated to Net Cost of Sales based upon the Company's share of such purchases compared to the total. NCOS shall not include any internal mark-up, administrative fee, transfer fee, up charge, or the like from Buyer or any affiliate or subsidiary of Buyer.

                           (vi) "Contribution to Overhead" or "COH" means, for any period, aggregate net revenues of the Merchant Stores, less Net Cost of Sales, less store level expenses of the Merchant Stores, less distribution expenses of the Merchant Stores as described in Subsection 4.03(d) below, and less field administrative expenses relating to the Merchant Stores as described in Subsection 4.03(c) below. For purposes of this definition, store level expenses include all expenses associated with the operation of the Merchant Stores, including an allocation of insurance and advertising expenses described in Subsection 4.03(e) below. Store level rent expense will be reflective of rents paid plus or minus normal period accruals (other than for any Merchant Store that is part of the Owned Real Property, which rent expense shall be as set forth in Subsection 4.03(a) above) and shall not include any adjustment for straight-line rent. For the avoidance of doubt, store level expenses shall not include any corporate expenses, such as, by way of example, payroll processing costs, corporate management fees other than field administrative expenses as described in Subsection 4.03(c) below, legal expenses, accounting firm services, accounts payable processing costs, and the like. The words "associated with" are not intended to allow for the allocation of expenses that would otherwise be deemed corporate expenses, such as the expense for the host/server side of a frame relay or a time and materials charge for computer support.

                           (vii) "Targeted Contribution" means $19,349,000 for each of the 2004 and 2005 Earnout Years, and $18,349,000 for each of the 2006, 2007, and 2008

                  Earnout Years, subject in all cases to adjustment pursuant to Subsections 4.03(b) and 4.03(c).

         4.03 Certain Adjustments and Allocations. (a) For purposes of determining store level expenses, each Merchant Store which is part of the Owned Real Property shall be assumed to have incurred rental expense in the amount set forth for such Merchant Store on Exhibit D, notwithstanding the fact that the Company continues to own such Store or may have sold such Store and is then leasing it at a rental rate which differs from the amount set forth on Exhibit D.

                  (b) During any Earnout Year, if any Merchant Store is closed or ceases to be operated by the Company, the COH for such Year shall not include any revenues or expenses for such Store. In such event, the Targeted Contribution for that Earnout Year and each Earnout Year that follows shall also be reduced by an amount which bears the same proportion to the Targeted Contribution in effect prior to the reduction as the actual contribution to overhead of such Store for 2002 bears to the total actual contribution to overhead of the Merchant Stores for 2002. Contribution to overhead information for 2002 for the Merchant Stores, individually and in the aggregate, shall be as set forth on the 2002 Schedule previously delivered to and accepted by Buyer (as indicated by the signatures of the Company and Buyer set forth thereon).

                  (c) Field administrative expenses include all expenses associated with regional management employees of the Company, Buyer, or any company affiliated with Buyer, whose offices are physically located in the Merchant Stores region and whose primary duties involve the Merchant Stores and their operations. If any such employee's work involves other stores in addition to the Merchant Stores, field expenses shall be allocated to the Merchant Stores based upon the percentage which the gross sales of the Merchant Stores covered by the employee represents of the gross sales of all stores covered by the employee. For the avoidance of doubt, field administrative expenses shall not include any expenses attributable to corporate overhead allocations or human resources or training personnel.

                  (d) Distribution expenses of the Merchant Stores shall include only the direct, variable costs associated with (i) unloading products at the MDC or other distribution centers or warehouses; (ii) assembling, packaging and loading products at the MDC or other distribution centers or warehouses for delivery to the Merchant Stores; and (iii) transportation of products to the Merchant Stores.

                  (e) For purposes of determining COH, insurance includes all premium and claims expense for property, casualty and employee benefits relating to risks related to people, physical assets, or activities involving the Merchant Stores and advertising includes all advertising expenses benefiting the Merchant Stores. If any such advertising expenses involve other stores in addition to the Merchant Stores, advertising expenses shall be allocated to the Merchant Stores based upon the percentage of sales the Merchant Stores represent to the gross sales of all stores benefiting from the expense.

                  (f) During an Earnout Year, if any products are shipped from the MDC to stores other than the Merchant Stores, the Targeted Contribution for that Earnout Year shall be reduced by an amount which bears the same proportion to $800,000 as the dollar value of products shipped from the MDC to such other stores during such Earnout Year bears to the dollar value of all products shipped from the MDC during such Earnout Year.

                  (g) For purposes of this Article 4, in no case shall interest charges, taxes (other than real estate and personal property taxes), depreciation, or amortization of goodwill be charged as expenses to the Merchant Stores.

         4.04 Determinations and Payments. (a) As soon as practicable, but in no event later than 90 days following the end of each Earnout Year, Buyer shall notify each of the Stockholders in writing of the amount of COH for that Earnout Year and the Earnout Amount to be paid on the basis of such COH (such writing being referred to herein as the "Annual Earnings Statement"). With each Annual Earning Statement, Buyer shall also provide to the Stockholders complete and detailed work papers upon which the calculations set forth therein are based and a list of all Employee Payments relating to such Earnout Year. Buyer shall pay to the Stockholders the difference between the Earnout Amount and the Employee Payments on the date of delivery of the Annual Earnings Statement.

                  (b) The Stockholders shall have until 60 days after the receipt of each Annual Earnings Statement to review such Annual Earnings Statement and propose any adjustments thereto, and if Stockholders do not propose any adjustments within such 60 day period, then the Earnout Amount stated in the Annual Earnings Statement shall be deemed to be final. To facilitate such review, Buyer shall cooperate fully and promptly with the Stockholders or any Stockholder's accountants and shall promptly make available to the Stockholders during normal business hours during such 60 day period any records, reasonably requested by the Stockholders or their accountants, as any Stockholder or Stockholder's accountant deems necessary and appropriate to verify the Annual Earnings Statement and used in the preparation thereof. All adjustments proposed by the Stockholders shall be set out in detail in a written statement delivered to Buyer within such 60 day period (the "Adjustment Statement") and shall be incorporated into such Annual Earnings Statement unless Buyer shall object in writing to such proposed adjustments within 30 days of delivery by the Stockholders to Buyer of the Adjustment Statement. If Buyer does not object in writing within 30 days after its receipt of the Adjustment Statement, then such adjustments shall be deemed incorporated into the Annual Earnings Statement, and Buyer shall pay any additional amount owing to Stockholders or Eligible Employees as shown in such adjusted Annual Earnings Statement within five days after the end of such 30 day period, with interest on such additional amounts payable from the date of Buyer's delivery of the Annual Earnings Statement covered by the Adjustment Statement until the date of payment.

                  (c) If Buyer does object in writing to any such proposed adjustment within 30 days (the proposed adjustment or adjustments to which Buyer objects are referred to herein as the "Contested Adjustments" and Buyer's objection notice is referred to herein as the "Contested Adjustment Notice"), Buyer and the Stockholders shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten days after Buyer delivers to the Stockholders said Contested Adjustment Notice, Buyer or the Stockholders shall promptly retain a nationally recognized independent accounting firm acceptable to both the Stockholders and Buyer (the "Independent Accountant") to resolve any remaining disputes concerning the Contested Adjustments. Either the Stockholders or Buyer may retain the Independent Accountant upon the expiration of such ten day period.

                  (d) If an Independent Accountant is retained, then (i) the Stockholders and Buyer shall each submit to the Independent Accountant in writing not later than 15 days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within 30 days after receiving the positions of both the Stockholders and Buyer and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Stockholders and Buyer; provided, however, that Buyer or any Stockholder may contest a demonstrable error in calculation or the genuineness of the documents reviewed by the Independent Accountant. Each Stockholder and Buyer are entitled to receive any and all records and papers received and prepared by the Independent Accountant. Within 30 days after the rendering of a decision by the Independent Accountant, Buyer shall pay any additional amount owing to the Stockholders or the Eligible Employees, with interest accruing from the date of Buyer's delivery of the relevant Annual Earnings Statement until the date of payment.

                  (e) In the event that the Independent Accountant's decision results in an increase of an Earnout Amount, which increase is greater by (i) 10% or more than the disputed amount of the Earnout Amount stated in the Annual Earnings Statement delivered by Buyer and by (ii) $50,000 or more, then Buyer shall pay the fees and expenses of the Independent Accountant. In all other cases the fees and expenses of the Independent Accountant shall be paid by the Stockholders. Each Annual Earnings Statement shall be deemed to include all proposed adjustments not disputed by Buyer and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

                  (f) Interest payable to this Section 4.04 shall accrue at the then-current prime rate as published from time to time by the Wall Street Journal.

                  (g) For purposes of this Section 4.04, any action by the Stockholders shall be authorized by a majority of the Stockholders, or by the respective heirs, successors and assigns of a majority of the Stockholders.

                  (h) Amounts described in this Article 4 shall be determined in accordance with generally accepted accounting principles unless the provisions of this Article 4 expressly require an amount to be otherwise determined.

         4.05 Examples. The following are examples of the calculation of Earnout Amounts for illustrative purposes only:

                           (i) Example 1: In this example, the maximum Earnout Amount would be paid over the first three Earnout Years.

                                        (2004)       (2005)       (2006)
EXAMPLE 1                              YEAR 1       YEAR 2       YEAR 3
                                        ------       ------       ------
Targeted Contribution                  $19,349      $19,349      $18,349
COH (actual)                            19,500       19,750       22,000
Incr (decr) from COH                       151          401        3,651
Value incr (dcr)                           770        2,045       18,620
less prior Earnout Amounts                 ---          770        2,045
Annual Earnout Amount                      770        1,275       12,955
Cumulative Earnout Amount                  770        2,045       15,000

                           (ii) Example 2: In this example, the aggregate Earnout Amounts would never reach the $15,000,000 cap.

                           (2004)      (2005)     (2006)       (2007)       (2008)
EXAMPLE 2                  YEAR 1      YEAR 2     YEAR 3       YEAR 4       YEAR 5
                           ------      ------     ------       ------       ------
Targeted Contribution      $19,349     $19,349    $18,349      $18,349      $18,349
COH (actual)                19,000      19,750     20,000       20,500       20,750
Incr (decr) from COH          (349)        401      1,651        2,151        2,401
Value incr (dcr)            (1,780)      2,045      8,420       10,970       12,245
less prior Earnout             ---         ---      2,045        8,420       10,970
Amounts
Annual Earnout Amount          ---       2,045      6,375        2,550        1,275
Cumulative Earnout Amount      ---       2,045      8,420       10,970       12,245

         4.06 Certain Events. If during the Earnout Years, Buyer sells all or substantially all of the assets, rights, agreements and other properties constituting the Merchant Stores to one or more purchasers other than its affiliates, whether through a sale of assets or stock, whether in a single transaction or in a series of transactions, then Buyer shall pay to the Stockholders and Eligible Employees, within 30 days after the closing of such transaction, all remaining Earnout Amounts that would be owing to them under this Article 4, assuming for purposes of this Section 4.06, that the full $15,000,000 in Earnout Amounts had been reached.

         4.07 Accounting Standards; Consultation; Continuing Insurance. (a) Buyer acknowledges that from and after the Closing, each of the Stockholders shall have, by virtue of the Earnout Amounts potentially to be paid to Stockholders pursuant to this Article 4, a strong interest in the integrity of the books, records and financial reports of the Company, the principles and methods applied in determining COH of the Company for each Earnout Year, and being kept informed about the results of operations and plans for the Company. In light of the importance of this matter to the Stockholders, Buyer covenants and agrees that until the termination of its obligations pursuant to this Article 4 in respect of Earnout Amounts, Buyer will at all times (i) keep and maintain books and records required for the calculation of the COH of the Company for each Earnout Year which are accurate in all material respects in accordance with general accepted accounting principles, and (ii) in the event Buyer develops any questions as to any matters relevant to the determination of COH, inform the Stockholders as to the nature and details and request the Stockholders to provide their views.

                  (b) Each Stockholder acknowledges and agrees that the Company will belong to Buyer from and after the Closing and that Buyer shall be entitled to conduct the Company as it deems necessary or appropriate.

                  (c) Buyer shall cause the Company to maintain in full force and effect for a period of ten years from the Closing Date directors' and officers' liability insurance covering the Company's current directors and officers as to events or occurrences during their terms of service, which policies shall have coverage limits substantially similar to the directors' and officers' liability insurance maintained by the Company as of the date of this Agreement and set forth on Schedule 7.20; provided, however, that the coverage and amount of the insurance maintained or otherwise provided by Buyer may be reduced to the extent necessary to cause the aggregate premiums for such ten year period not to exceed $60,000.

         4.08 Confidentiality. Each Stockholder undertakes that he or she shall keep confidential and shall not, without prior written consent of Buyer, disclose to any person other than Buyer's employees or representatives or another Stockholder requiring such information for purposes of the performance of this Agreement, nor use or exploit commercially for his or her own purposes, any confidential, proprietary or trade secret information obtained in connection with or as a result of the provisions of this Article 4; provided, however, that the Stockholders may disclose such information (i) to their respective legal and financial advisors for use in connection with rendering advice with respect to the performance of this Agreement, and (ii) as is required to be disclosed by operation of law or any stock exchange regulations or any binding judgment or order, or by any requirement of any Governmental Entity. This Section 4.08 shall not apply to information: (a) acquired from a third party with the right to divulge the same; (b) which, prior to the date of this Agreement, Buyer has decided to disclose; (c) which is or comes within the public domain (otherwise than through the fault of the Stockholders); or (d) which has been furnished to a third party by Buyer without a similar restriction on the third party's rights.

         Article 5. Section 338(h)(10) and Related Elections.

         5.01 The Federal Election. The Stockholders shall join with Buyer in making an election (the "Federal Election") under Section 338(h)(10) of the Code to treat the Stockholders' sale of the Shares as a deemed sale of the assets of the Company and Merban, Inc. (the "Subsidiary"), using the aggregate deemed sale price and asset allocations set forth on Exhibit B attached hereto (the "Election Price Determination and Allocations"). The amount to be allocated on Exhibit B shall be the sum of (a) the Net Purchase Price, plus (b) the Amount Reimbursable by the Buyer, plus (c) the Earnout Amounts, as paid, plus (d) liabilities of the Company to be taken into account for federal income Tax purposes, plus (e) in the case of the deemed purchase of assets by Buyer, the acquisition costs incurred by it, less (f) in the case of the deemed sale of assets by the Company, the selling costs incurred by the Stockholders. Buyer shall have the responsibility for preparing all Internal Revenue Service ("IRS") filings relating to the Federal Election, including IRS Form 8023 and Form 8883, which shall be based on and consistent with the Election Price Determination and Allocations, and shall make all requisite filings with the IRS no later than the 15th day of the ninth month after the Closing Date.

         5.02 State and Local Elections. Stockholders and Buyer also agree to make, with respect to the Stockholders' sale of the Shares, any available elections (collectively, the "State and Local Elections") under applicable state and local Tax law which are comparable to the Federal Election.

         5.03 Cooperation. Buyer and the Stockholders shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, elections, schedules, and other Tax Returns, as may be required to effect and preserve a timely Federal Election and any State and Local Elections in accordance with all applicable provisions of the Code and state and local Tax law.

         5.04 Binding Effect. Buyer and Stockholders shall (a) be bound by the Election Price Determination and Allocations for purposes of determining any Taxes; (ii) prepare and file their Tax Returns on a basis consistent with the Federal Election, all State or Local Elections, and the Election Price Determination and Allocations; and (c) take no position inconsistent with the Election Price Determination and Allocations on any applicable Tax Return or in any proceeding before any Governmental Entity. In the event that the Election Price Determination and Allocations are disputed by any Governmental Entity, the party receiving notice of the dispute shall promptly notify the other parties hereto concerning such dispute.

         5.05 Tax Liability. All liability for Taxes resulting from the Federal Election or the State and Local Elections and the distribution of the Excluded Properties described in Subsection 10.02(k) shall be borne by the Stockholders, subject to the Buyer's reimbursement and indemnification obligations under Sections 12.04 and 13.08; provided, however, that Taxes incurred by the Subsidiary attributable to the Federal Election shall be borne solely by the Buyer.

         Article 6. Representations and Warranties of Individual Stockholders.

         6.01 By Mrs. Bell. Mrs. Bell represents and warrants to Buyer as follows, both as of the date of this Agreement and as of the time of the
Closing:

         (a) She owns the Bell Shares free and clear of all Liens and has not granted any Entity other than the Buyer any Right of Purchase with respect to any of the Bell Shares.

         (b) Mrs. Bell has full right and lawful authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by her and constitutes her valid and binding obligation, enforceable against her in accordance with its terms.

         (c) Her execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with each of the provisions hereof, will not (i) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement or instrument to which she is bound; (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to her or any of her properties or assets; or
(iii) except for compliance with the requirements of the HSR Act, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity or any other party to any agreement or instrument described in clause (i) above.

         (d) Mrs. Bell is a resident of Texas for states income purposes and is not a resident of any local jurisdiction that Taxes ordinary income or capital gains.

         (e) To her best knowledge, the representations and warranties of the other Stockholders set forth in Subsections 6.02(a) - (c) and 6.03(a) - (c) are true and correct in all material respects.

         6.02 By Mrs. Kirby. Mrs. Kirby represents and warrants to Buyer as follows, both as of the date of this Agreement and as of the time of the
Closing:

         (a) She owns the Kirby Shares free and clear of all Liens and has not granted any Entity other than the Buyer any Right of Purchase with respect to any of the Kirby Shares, except for the Stockholders Agreement listed on
Schedule 7.03.

         (b) Mrs. Kirby has full right and lawful authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by her and constitutes her valid and binding obligation, enforceable against her in accordance with its terms.

         (c) Her execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with each of the provisions hereof, will not (i) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement or instrument to which she is bound; (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to her or any of her properties or assets; or (iii) except for compliance with the requirements of the HSR Act and the Stockholders Agreement listed on Schedule 7.03, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity or any other party to any agreement or instrument described in clause (i) above.

         (d) Mrs. Kirby is a resident of Virginia for states income purposes and is not a resident of any local jurisdiction that Taxes ordinary income or capital gains.

         (e) To her best knowledge, the representations and warranties of the other Stockholders set forth in Subsections 6.01(a) - (c) and 6.03(a) - (c) are true and correct in all material respects.

         6.03 By Dr. Merchant. Dr. Merchant represents and warrants to Buyer as follows, both as of the date of this Agreement and as of the time of the
Closing:

         (a) He owns the Merchant Shares free and clear of all Liens and has not granted any Entity other than the Buyer any Right of Purchase with respect to any of the Merchant Shares, except for the Stockholders Agreement listed on Schedule 7.03.

         (b) Dr. Merchant has full right and lawful authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by him and constitutes his valid and binding obligation, enforceable against him in accordance with its terms.

         (c) His execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with each of the provisions hereof, will not (i) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement or instrument to which he is bound; (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to him or any of his properties or assets; or (iii) except for compliance with the requirements of the HSR Act and the Stockholders Agreement listed on Schedule 7.03, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity or any other party to any agreement or instrument described in clause (i) above.

         (d) Dr. Merchant is a resident of Virginia for states income purposes and is not a resident of any local jurisdiction that Taxes ordinary income or capital.

         (e) To his best knowledge, the representations and warranties of the other Stockholders set forth in Subsections 6.01(a) - (c) and 6.02(a) - (c) are true and correct in all material respects.

         Article 7. Representations and Warranties of all Stockholders.

         Each of the Stockholders jointly and severally represents and warrants to Buyer as follows, both as of the date of this Agreement and as of the time of the Closing:

         7.01 Schedules. The Stockholders have heretofore delivered one set of the Schedules to Buyer, identified by their signatures thereon. Each Schedule is true, accurate, and complete in all material respects.

         7.02 Corporate Organization. (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) The Company is qualified to do business as a foreign corporation and is in good standing in the States of Maryland, North Carolina, Pennsylvania, South Carolina, and Virginia, and in the District of Columbia. Neither the Company's ownership or leasing of property or the nature of the business conducted by it makes it necessary for the Company to be qualified to do business as a foreign corporation in any other state or jurisdiction.

         (c) The Company has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Except as otherwise indicated on Schedule 7.02, the Company has not previously done business, and is not doing business, under any other corporate name or assumed or fictitious name.

         (d) The Stockholders have heretofore delivered to Buyer true and complete copies of the Company's Certificate of Incorporation and By-Laws, each as currently in effect.

         7.03 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $0.01 per share (the "Common Shares"), of which 9,350,000 shares are Voting Common Stock, also known as Class A Stock (the "Voting Common Shares") and 650,000 are Non-Voting Common Stock, also known as Class B Stock (the "Non-Voting Common Shares"). 8,199,999 Voting Common Shares are issued and outstanding, and no Non-Voting Common Shares are issued or outstanding. No Entity other than the Stockholders owns any Common Shares or other capital stock of the Company. Schedule 7.03 sets forth a complete and accurate listing of the number of Common Shares owned of record by each Stockholder.

                  (b) No options to purchase Common Shares (collectively, the "Options") are outstanding under any stock option plan or other option arrangement of the Company (collectively, the "Option Plans"), and there are no outstanding Rights of Purchase relating to the issued or unissued Common Shares or other capital stock or securities of the Company which obligate or may obligate the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Common Shares or other capital stock or securities of the Company or to grant, extend, or enter into any such Rights of Purchase. The option cancellation agreements listed on Schedule 7.03 are effective to terminate all Options described therein without the payment of any amounts by the Company other than those set forth in such cancellation agreements.

                  (c) Except as set forth on Schedule 7.03, there are no contracts, agreements, or understandings between or among any Stockholders which limit, restrict, or otherwise affect the voting, sale, transfer, or other disposition of any Common Shares.

                  (d) All outstanding Common Shares are duly authorized, validly issued, fully paid, and nonassessable, and not subject to any right of rescission. No outstanding Common Shares were issued in violation of any preemptive right of any Stockholder or other Entity, and no Stockholder currently has any preemptive right with respect to any Common Shares. No Stockholder has a valid claim or cause of action against the Company based on any violation of any applicable securities law in connection with the sale or other issuance by the Company of Common Shares to such Stockholder.

                  (e) Since December 28, 2002, the Company has not repurchased or otherwise acquired any of its Common Shares or other capital stock or securities.

         7.04 Subsidiaries. (a) The Company has no investment in and does not own any securities of any Entity, other than certificates of deposit, commercial paper, or similar money equivalents, and the Company's investment in and ownership of capital stock of the Subsidiary.

                  (b) The Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia. Neither the Subsidiary's ownership or leasing of property or the nature of its business makes it necessary for the Subsidiary to be qualified to do business as a foreign corporation in any state or jurisdiction.

                  (c) The Subsidiary has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted in all material respects. Except as otherwise indicated on Schedule 7.04, the Subsidiary has not previously done business, and is not now doing business, under any other corporate name or assumed or fictitious name.

                  (d) The Stockholders have heretofore delivered to Buyer true and complete copies of the Subsidiary's Certificate of Incorporation and By-Laws, each as currently in effect.

                  (e) The authorized capital stock of the Subsidiary consists of 2,000 shares of Common Stock, $1.00 par value each, of which 1,266 are issued and outstanding. Schedule 7.04 sets forth a complete and accurate listing of each stockholder of the Subsidiary and the number of shares of Common Stock owned by each stockholder.

                  (f) At the time of the Closing, all of the issued and outstanding capital stock of the Subsidiary will be owned by the Company.

                  (g) There are not outstanding Rights of Purchase relating to any issued or unissued capital stock or other securities of the Subsidiary which obligate or may obligate the Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, any capital stock or other securities of the Subsidiary, or to grant, extend, or enter into any such Rights of Purchase.

                  (h) Except as set forth on Schedule 7.04, there are no contracts, agreements, or understandings between or among any of the stockholders of the Subsidiary which limit, restrict, or otherwise affect the voting, sale, transfer, or other disposition of any capital stock or other securities of the Subsidiary.

                  (i) All outstanding capital stock of the Subsidiary is duly authorized, validly issued, fully paid, and nonassessable, and not subject to any right of rescission. No outstanding capital stock of the Subsidiary was issued in violation of any preemptive right of any stockholder or other Entity, and no stockholder of the Subsidiary currently has any preemptive right with respect to any capital stock of the Subsidiary. No stockholder of the Subsidiary has a valid claim or cause of action against the Subsidiary based on any violation of any applicable securities law in connection with the sale or other issuance by the Subsidiary of capital stock to such stockholder.

         7.05     Consents and Approvals; No Violation. Except as set forth on
Schedule 7.05, neither the execution and delivery of this Agreement by the Stockholders, nor the consummation by the Stockholders of the transactions contemplated hereby, nor compliance by the Stockholders with any of the provisions hereof, will:

         (a) Conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company.

         (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of either the Company or the Subsidiary under, any Material Contract.

         (c) Require any consent, approval, authorization or permit of or from, or notification to, any party to any Material Contract.

         (d) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to either the Company or the Subsidiary or any of their respective properties or assets.

         (e) Except for compliance with the requirements of the HSR Act, require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity.

         7.06 Financial Statements; Debt and Capital Leases. (a) Except as set forth on Schedule 7.06, the Financial Statements have been, and in the case of Financial Statements for periods ending after the date of this Agreement and that are prepared prior to the Closing, will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present or will fairly present, as the case may be, the consolidated financial position of the Company and the Subsidiary at the dates thereof and the results of operations and cash flows for the periods then ended subject, in the case of interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not, in the aggregate, have a Material Adverse Effect.

                  (b) Schedule 7.06 sets forth a complete and accurate listing of (i) all indebtedness for borrowed money owing by the Company or the Subsidiary (collectively, the "Debt"); and (ii) all leases of personal property to which the Company or the Subsidiary is a party and which, under generally accepted accounting principles, are required to be capitalized on the books and records of the Company or the Subsidiary (collectively, the "Capital Leases"). The value of life insurance shown as an asset on the most recent balance sheet included in the Financial Statements is net of any loans outstanding against such life insurance.

         7.07 Taxes. (a) The Company or its predecessor, Merchant's, Incorporated, a Virginia corporation (the "Predecessor"), has been a "small business corporation," as defined in Section 1361(b) of the Code, at all times since February 3, 1991. The Company or the Predecessor has had in effect, at all times since February 3, 1991, a valid election to be treated as an "S corporation," as defined in Section 1361(a) of the Code, for federal income Tax purposes and in the states and local jurisdictions listed on Schedule 7.07 (the "S-Election"). Neither the

Company nor any Stockholder has taken or caused or permitted to be taken any action that would cause or caused a termination of the Company's S-Election for any period. For federal income Tax purposes, the Subsidiary has not made an election to be treated as a "qualified subchapter S subsidiary," as defined in
Section 1361(b)(3)(B) of the Code (or in any comparable provision of state or local law).

                  (b) Except as set forth on Schedule 7.07, the Company, the Predecessor, and the Subsidiary have prepared in good faith and duly and timely filed all Tax Returns required to be filed by either of them, and to the best knowledge of the Company, all such Tax Returns are correct and complete in all material respects. The Company, the Predecessor, and the Subsidiary have paid in full, within the time and in the manner prescribed by law, all Taxes due and payable pursuant to such Tax Returns. Except as set forth on Schedule 7.07, the Company and the Subsidiary (i) have paid all Taxes that are due and payable and (ii) have adequately reserved or made adequate accruals (in accordance with generally accepted accounting principles) with respect to all Taxes for any prior period that are not yet due and payable. The Company and the Subsidiary do not and will not have any liability for Taxes referable to any period prior to the Closing Date in excess of the amount so reserved or accrued.

                  (c) Schedule 7.07 sets forth the following information with respect to the Company, the Predecessor, and the Subsidiary: (i) the most recent Tax years through which the IRS and each other Governmental Entity having jurisdiction over Taxes payable by the Company, the Predecessor, or the Subsidiary have completed their examinations of the Company, the Predecessor, or the Subsidiary; (ii) whether there is any Tax examination pending by the IRS or any other Governmental Entity with respect to the Company, the Predecessor, or the Subsidiary, and, if so, the Tax years involved; and (iii) whether the Company, the Predecessor, or the Subsidiary has executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax and, if so, the Tax years covered by such agreement and expiration date of such extension.

                  (d) Except as set forth on Schedule 7.07, since January 1, 1996, neither the Company, the Predecessor, nor the Subsidiary has been a party to any audit, investigation, or proceeding with respect to Taxes, nor to the best knowledge of the Company, is any of the same threatened, by any Governmental Entity, and no deficiency notices or reports, requests for information or documents, or questionnaires have been received by the Company, the Predecessor, or the Subsidiary in respect of any Tax matters (including without limitation, any inquiry from any Taxing authority in any jurisdiction where either the Company, the Predecessor, or the Subsidiary does not file Tax Returns). After the date of this Agreement, the Stockholders will promptly notify Buyer of (i) the commencement or threat of any such audit, investigation, or proceeding, or (ii) the receipt by the Company or the Subsidiary of any such inquiry.

                  (e) Set forth on Schedule 7.07 is information as of the most recent practicable date concerning: (i) the amount and date of expiration of any net operating loss, net capital loss, unused investment, minimum, or other tax credit, or excess charitable contribution deduction of the Company or the Subsidiary; and (ii) a list of jurisdictions in which either the Company or the Subsidiary is required to file Tax Returns. The Stockholders have heretofore made available to

Buyer true and complete copies of the Tax Returns of the Company and the Subsidiary for the fiscal years ended January 2, 1999, January 1, 2000, December 30, 2000, and December 29, 2001.

                  (f) Except as otherwise set forth on Schedule 7.07, since January 1, 1991, neither the Company, the Predecessor, nor the Subsidiary has ever filed a consolidated or combined Tax return for federal, state, or local income Tax purposes with another Entity or held any equity interest in another Entity.

                  (g) Except as otherwise set forth on Schedule 7.07, (i) neither the Company, the Predecessor, nor the Subsidiary has taken any position on its federal income Tax Returns (and is not considering taking a position on a federal income Tax Return required to be filed before or after the Closing Date) that would subject it or any other Entity to an underpayment of federal income Tax within the meaning of Section 6662 of the Code or any corresponding provision of state or local Tax law; (ii) neither the Company nor the Subsidiary is a party to any Tax allocation or Tax sharing agreement or has any liability for Taxes of another Entity, whether by contract or otherwise; (iii) neither the Company nor the Subsidiary has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method, accounting period, or otherwise; (iv) neither the Company, the Predecessor, nor the Subsidiary has engaged in a transfer of assets that would have resulted in gain pursuant to Section 311 of the Code or in a listed or reportable transaction within the meaning of Section 1.6011-4T(b) of the Federal Income Tax Regulations; (v) neither the Company, the Predecessor, nor the Subsidiary has deferred any gain from the sale of assets pursuant to Section 453 of the Code; (vi) neither the Company, the Predecessor, nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code; (vii) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state or local law has been entered into by or with respect to the Company, the Predecessor, or the Subsidiary; (viii) no power of attorney which is currently in force has been granted by or with respect to the Company or the Subsidiary in connection with any matter relating to Taxes; (ix) no property of the Company or the Subsidiary is property that the Company or the Subsidiary is or will be required to treat as being owned by another Entity pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982); and (x) neither the Company nor the Subsidiary has engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, in which the replacement property could be purchased on or after the Closing Date.

                  (h) The Company and the Subsidiary have delivered to Buyer complete and accurate copies of all Tax opinions, audit reports, letter rulings, technical advice memoranda, and similar items obtained or received since January 1, 1997 relating to the federal, state, or local Taxes due from or with respect to the Company, the Predecessor, or the Subsidiary. The Company and the Subsidiary will deliver to Buyer all such materials obtained or received after the date hereof and on or prior to the Closing Date.

         7.08 Employee Plans; Employees. (a) Schedule 7.08 sets forth a complete list of all Employee Plans. The Stockholders have previously delivered or made available to Buyer true and complete copies of all such Employee Plans, in each case as in effect on the date of this Agreement.

                  (b) Each Employee Plan has been maintained, operated, and administered in substantial compliance with its terms and with all applicable requirements of ERISA, the Code, and any other laws, rules, or regulations (including without limitation, the provisions of ERISA relating to fiduciary obligations and disclosure and reporting requirements, and the provisions of the Code relating to nondiscrimination testing).

                  (c) Except as set forth on Schedule 7.08, neither the Company nor the Subsidiary currently maintains, or has at any time in the past maintained, any pension plan, as defined in Section 3(2) of ERISA. Neither the Company nor the Subsidiary is or has been a party to or has completely or partially withdrawn from any multi-employer plan, within the meaning of Section 3(37) of ERISA, which is subject to any of the provisions of ERISA.

                  (d) Schedule 7.08 lists each employee who is a "Covered Employee" under the Management Severance Plan and the amount payable to each such employee thereunder. Except for the obligations under the Management Severance Plan or as otherwise set forth on Schedule 7.08, the Company and the Subsidiary have no present or future obligation to make any severance or other payments or provide benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, directors, officers, or consultants beyond their retirement or other termination of service, other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any employee pension plan, as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee, director, officer, or consultant (or his or her beneficiary).

                  (e) There is no action, order, judgment, claim, suit, litigation, governmental audit, investigation, or compliance examination relating to or seeking benefits under any Employee Plan that is outstanding, pending, or to the best knowledge of the Company, threatened or anticipated against the Company or the Subsidiary, other than routine claims of participants.

                  (f) All required contributions and incentive bonuses and other payments owing to any employee pursuant to each Employee Plan have been made, except for current contributions, bonuses, and other payments not yet due and payable, all of which have been accrued and are reflected on the books and records of the Company and the Subsidiary.

                  (g) With respect to each Employee Plan, (i) to the best knowledge of the Company, no event has occurred and no condition exists that would subject either the Company, the Subsidiary, or Buyer to any tax under Sections 4971 through 4980B of the Code or to a fine or liability under Section 502 of ERISA, and (ii) no provision of any such Plan prevents either the Company or the Subsidiary from terminating such Plan.

                  (h) The Stockholders have delivered or made available to Buyer rue and complete copies of the (i) IRS Forms 5500 and all accompanying schedules, financial statements, and accountant's opinions for 1999, 2000, and 2001 for each Employee Plan required to file or prepare the same; (ii) the most recent determination letters from the IRS relating to each Employee Plan which is a pension plan, as defined in Section 3(2) of ERISA; and (iii) the most recent consolidated statement of assets and liabilities of each Employee Plan which is a pension plan, as defined in Section 3(2) of ERISA.

                  (i) Except as set forth on Schedule 7.08, neither the Company nor the Subsidiary has announced plans and do not have any legally binding commitment to create any additional Employee Plans which are intended to cover, or to amend or modify any existing Employee Plan which covers or has covered, current or former employees, directors, officers, or consultants of the Company or the Subsidiary.

                  (j) Schedule 7.08 sets forth the name, title or responsibility, and rate of annual compensation of each employee of the Company or the Subsidiary whose base salary exceeds $40,000 per annum. Except as set forth on Schedule 7.08, since December 31, 2002, no manager of any of the Company's retail facilities has left the employment of the Company.

                  (k) Schedule 7.08 lists each employee who is an Eligible Employee in the Sale Incentive Plan or the Negotiators Bonus Plan and the amount payable to each Eligible Employee thereunder. Except for obligations under the Sale Incentive Plan or the Negotiators Bonus Plan or as otherwise set forth on
Schedule 7.08, the Company and the Subsidiary have no present or future obligation to make any payments to any current or future employee, director, officer, or consultant of the Company or the Subsidiary as a result of the sale of the Company contemplated by this Agreement.

                  (l)      Regardless whether included elsewhere on Schedule
7.08 or any other Schedule, Schedule 7.08 lists under the heading "Obligations to Messrs. Riggan, Cato, and Finamore" all financial obligations of the Company or the Subsidiary to each such individual under any existing contract, agreement, understanding, or other Employee Plan.

         7.09 Material Contracts. (a) Set forth on Schedule 7.09 is a complete list of all Material Contracts in force and effect on the date of this Agreement. The Stockholders have delivered to Buyer true and complete copies of all such Material Contracts and will deliver to Buyer true and complete copies of all Material Contracts executed after the date of this Agreement. Except as set forth on Schedule 7.09, (i) to the best knowledge of the Company, all of the Material Contracts are valid, binding, and in full force and effect; (ii) neither the Company nor the Subsidiary nor, to the best knowledge of the Company, any other party thereto is in default under any Material Contract, which default is reasonably likely to have a Material Adverse Effect; and (iii) to the best knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract.

                  (b) To the best knowledge of the Company, no Material Contract calls for the leasing or purchasing by the Company or the Subsidiary of any premises, goods, or services at prices substantially in excess of prevailing market prices on the date of this Agreement or the leasing or sale by the Company or the Subsidiary of any premises, goods, or services at prices substantially below prevailing market prices on the date of this Agreement.

                  (c) To the best knowledge of the Company, after Buyer's acquisition of the Company, the Company will not be in breach of its obligations under the Noncompetition Agreement, dated as of July 21, 2000, among Heafner Tire Group, Inc. ("Heafner"), the Company, and the Stockholders (the "Noncompetition Agreement"), provided that (i) the Buyer continues the business of the Company as it is now conducted; and (ii) the Company is not merged or consolidated with any other Entity controlled by Buyer which is engaged in a business or other activity in competition with the Business (as that term is defined in such Noncompetition Agreement).

         7.10 Absence of Certain Changes or Events. Since December 28, 2002, there has not been any adverse change in the financial condition, results of operations, business, or prospects of the Company and the Subsidiary, taken as a whole, other than such changes as will not have a Material Adverse Effect and except as set forth on Schedule 7.10.

         7.11 Litigation; Pending Decrees. (a) Set forth on Schedule 7.11 is a complete and accurate list of all litigation, actions, arbitrations, proceedings, or investigations pending against the Company or the Subsidiary or, to the best knowledge of the Company, threatened in writing (in the case of routine customer matters) or threatened orally or in writing (in the case of all other matters) against or affecting the Company or the Subsidiary (including without limitation, charges or complaints filed with the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or comparable or similar state agencies). To the best knowledge of the Company, except as set forth on Schedule 7.11, no set of circumstances exists or events have occurred that are likely to result in any claim or litigation against the Company or the Subsidiary which is not covered by the insurance currently maintained by the Company and the Subsidiary, other than routine customer complaints in the ordinary course of business.

                  (b) Except as set forth on Schedule 7.11, there is no judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against either the Company or the Subsidiary.

         7.12 Licenses; Compliance With Laws. (a) Set forth on Schedule 7.12 is a complete list of all permits, licenses, franchises, zoning variances, and governmental approvals and authorizations, including without limitation, those required under any Environmental Law (collectively, "Licenses"), which are held or used by either the Company or the Subsidiary. All of the Licenses are in full force and effect, and no material violation has occurred which has not been cured in respect of any of the same, nor is any proceeding pending or, to the best knowledge of the Company, threatened with respect to the revocation or limitation of any of the same. There are no material permits, licenses, franchises, zoning variances, or governmental approvals or authorizations, other than the Licenses, which are necessary to own either the Company's or the Subsidiary's assets or to conduct the business of the Company or the Subsidiary as it is now being conducted.

                  (b) Except as disclosed on Schedule 7.12, the business of the Company, the Predecessor, and the Subsidiary is not being conducted, and, since January 1, 1998, has not been conducted, in violation of any law, ordinance, regulation, judgment, order, decree, license, or permit of any Governmental Entity (including without limitation, zoning ordinances, building codes, Environmental Laws, occupational health and safety laws and regulations, Fair Labor Standards Act or comparable state laws governing the payment of wages or overtime, and franchise laws and regulations), except for possible violations which have not had, and, insofar as reasonably can be foreseen will not have, a Material Adverse Effect. To the best knowledge of the Company, except as described on Schedule 7.12, no investigation or review by any Governmental Entity is pending or threatened with respect to either the Company, the Predecessor, or the Subsidiary, nor has any Governmental Entity indicated an intention to conduct the same.

         7.13 Conduct to Date. Except as disclosed on Schedule 7.13 and except for the transactions contemplated by this Agreement, since December 28, 2002:

         (a) Each of the Company and the Subsidiary has carried on its business in the ordinary and usual course consistent with its current practices.

         (b) Each of the Company and the Subsidiary has not issued or sold any of its capital stock or directly or indirectly redeemed or otherwise acquired any of its capital stock.

         (c) Each of the Company and the Subsidiary has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock or made or accrued any other payment or distribution to any Stockholder, other than rents payable under certain of the Real Property Leases, interest payments, and routine salary payments and business expense reimbursement.

         (d) Each of the Company and the Subsidiary has not incurred or prepaid any Debt, Capital Lease, or any other corporate debt or instruments which are or would be classified as debt on its balance sheet, increased the amount of its short term borrowings under available lines of credit, or made any loan or advance to any Entity.

         (e) Each of the Company and the Subsidiary has not sold, assigned, transferred, or otherwise disposed of any of its material properties or assets other than in the ordinary course of its business.

         (f) Each of the Company and the Subsidiary has not purchased or otherwise acquired from any third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business.

         (g) Each of the Company and the Subsidiary has not entered into any supply contract or other such agreement or understanding relating to the purchase of products by it which would constitute a Material Contract and which is not listed on Schedule 7.09.

         (h) Each of the Company and the Subsidiary has not increased the rate of compensation of any employee whose base salary exceeds $75,000 per annum after the increase or made an across-the-board increase in the compensation of any class of employees; paid any bonus to any of its directors, officers, or other employees, except as required under existing Employee Plans; secured, collateralized, or funded any Employee Plan not previously secured, collateralized, or funded; entered into, terminated, or substantially modified any employment agreement or other Employee Plan; or agreed to do any of the foregoing.

         (i) Each of the Company and the Subsidiary has not entered into, amended, modified, or terminated any Material Contract outside the ordinary course of its business.

         7.14 Labor Matters. There are no controversies pending between the Company or the Subsidiary and any of their respective current or former employees, other than routine individual grievances which will not have a Material Adverse Effect. No employee of the Company or the Subsidiary is represented by any labor union and, to the best knowledge of the Company, no labor union is attempting any such representation.

         7.15 Undisclosed Liabilities; Warranty Matters. (a) Except as and to the extent disclosed, reflected, or reserved against in the Financial Statements, neither the Company nor the Subsidiary has or will have, as of the respective dates thereof, any material liabilities and obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of the type which, if known, would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles or disclosed in the notes thereto, and there was or will be no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of the Company or the Subsidiary which was not so reflected or disclosed. Since December 28, 2002, neither the Company nor the Subsidiary has incurred any such material liability or obligation (other than liabilities and obligations voluntarily assumed in the ordinary course of business), and no such material loss contingency has arisen.

                  (b) Schedule 7.15 contains true and complete copies of the forms of all unexpired warranties made by either the Company or the Subsidiary with respect to products sold by it (other than warranties arising by operation of law) and the forms of all unexpired service contracts under which either the Company or the Subsidiary has any obligation. The warranty reserve set forth on the most recent balance sheet included in the Financial Statements is adequate to satisfy in full all present and future warranty and service contract claims with respect to products or services sold by the Company and the Subsidiary as of the date of such balance sheet.

                  (c) The workers' compensation, insurance, and incurred but not reported employee health claims reserves set forth on the most recent balance sheet included in the Financial Statements are adequate to satisfy all workers' compensation, insurance, and incurred but not reported health claims existing as of the date of such balance sheet.

         7.16 Title to Properties; Absence of Liens, Etc. (a) Schedule 7.16 contains (i) a true and complete list of any real property now owned by the Company or the Subsidiary, other than the Excluded Properties (the "Owned Real Property"); and (ii) the true and complete legal description of each parcel of Owned Real Property. The Company has good record and marketable title in fee simple to all Owned Real Property, free and clear of all Liens except such as are described on Schedule 7.16 (the "Permitted Encumbrances"). All buildings which are located on the Owned Real Property are located wholly within and on the Owned Real Property. None of the Permitted Encumbrances materially impair, either individually or in the aggregate, the value of the Owned Real Property or its ability to be used for the purpose for which it is now being used.

                  (b)      Schedule 7.16 contains a true and complete list of
(i) all leases, bailments, or right-to-use consignments of equipment or other personal property to which either the Company or the Subsidiary is a party (the "Equipment Leases"), and (ii) all leases of real property to which either the Company or the Subsidiary is a party (the "Real Property Leases").

                  (c) Except for the equipment subject to the Equipment Leases, the Excluded Properties, the real property subject to the Real Property Leases, and various personal items of nominal value belonging to the employees of the Company or the Subsidiary, each of the Company and the Subsidiary owns all properties and assets used in the conduct of its business since December 31, 2002, other than any properties or assets disposed of since such date in the ordinary course of business.

                  (d) Except as disclosed on Schedule 7.16, each of the Company and the Subsidiary has good and marketable title to all of its personal property and assets, including without limitation, those assets and properties reflected in the Financial Statements, free and clear of all Liens, except (i) the Lien of current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) properties and assets disposed of since the dates of such Financial Statements in the ordinary course of business;
(iii) such secured indebtedness as is disclosed in the Financial Statements;
(iv) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (v) inchoate mechanics and materialmens' Liens for construction in progress; and (vi) other Liens of workmen, repairmen, warehousemen, and carriers arising in the ordinary course of business which are not, either individually or in the aggregate, material in amount.

                  (e) Except as set forth on Schedule 7.16, (i) all of the buildings and material tangible personal property owned or leased by the Company or the Subsidiary are, to the best knowledge of the Company, in good working condition (normal wear and tear excepted) and adequate and suitable for the purposes for which they are presently being used; (ii) the assets of the Company and the Subsidiary are sufficient to operate their respective businesses as presently conducted; and (iii) the Company presently operates a retail tire and automotive service business at each retail store facility which is part of the Owned Real Property or subject to the Real Property Leases.

                  (f) Set forth on Schedule 7.16 is a complete list of each item of "Property and Equipment" as labeled on the December 28, 2002 balance sheet of the Company included in the Financial Statements. Included within this list are all items of "equipment" (as defined in Article 9 of the Uniform Commercial Code) owned by the Company or the Subsidiary and having a net book value in excess of $5,000 as of December 28, 2002.

                  (g) Set forth on Schedule 7.16 is a complete list of any real property previously but no longer owned by the Company or the Subsidiary, other than the Excluded Properties (the "Sold Real Property").

         7.17     Receivables; Prepaid Expenses. (a) Except as set forth on
Schedule 7.17, all of the accounts, notes, and other receivables which are reflected on the most recent balance sheet included in the Financial Statements were acquired, and all of the accounts, notes, and other receivables thereafter acquired by the Company or the Subsidiary will be acquired, in the ordinary course of business and, except to the extent reserved against on the books and records of the Company and the Subsidiary, have been collected in full, or will be collected in full, in the ordinary course of business.

                  (b) All prepaid expenses of the Company or the Subsidiary accrued on their books and records on the Closing Date will represent bona fide prepayments made by the Company or the Subsidiary, full credit for which will be afforded to the Company or the Subsidiary by the Entities that received such prepayments.

         7.18 Inventories. The inventories set forth on the December 28, 2002 balance sheet of the Company and the Subsidiary which constitutes part of the Financial Statements are, and the inventories thereafter acquired by the Company or the Subsidiary were or will be, properly valued in accordance with generally accepted accounting principles. Except as described on Schedule 7.18, neither the Company nor the Subsidiary has any consigned inventory.

         7.19 Proprietary Rights. (a) Set forth on Schedule 7.19 is a complete and accurate list of all patents, trademarks, tradenames, or copyright registrations (collectively, "Proprietary Rights") owned or held by either the Company or the Subsidiary. To the best knowledge of the Company, with the exception of the right to advertise, display, and sell products purchased by the Company or the Subsidiary from its suppliers using the trademarks of those suppliers, no Proprietary Rights other than those listed on Schedule 7.19 are used in or necessary for the conduct of either the Company's or the Subsidiary's business as now being conducted.

                  (b) Except as set forth on Schedule 7.19, the Company or the Subsidiary owns all Proprietary Rights listed therein; the use of such Proprietary Rights by the Company or the Subsidiary does not infringe upon the rights of any other party; and no claim of such infringement is pending or, to the best knowledge of the Company, threatened. No licenses, sublicenses, or agreements with respect to the Proprietary Rights listed on Schedule 7.19 have been granted or entered into by either the Company or the Subsidiary. Except as set forth on Schedule 7.19, to the best knowledge of the Company, no third party is infringing upon any of the Proprietary Rights listed therein or has made any claim of ownership or right to use any of such Proprietary Rights.

         7.20 Insurance; Bank Accounts. (a) Set forth on Schedule 7.20 is a description (including applicable deductible amounts and limitations) of all insurance maintained by either the Company or the Subsidiary or under which either of them is entitled to coverage or benefits. True and complete copies of such insurance policies have previously been made available, and will upon request be delivered, to Buyer. Except as set forth on Schedule 7.20, the Company and the Subsidiary have in place adequate insurance coverage with third party insurers or providers with respect to all litigation or claims pending or threatened against the Company or the Subsidiary, and the reserves set forth on the most recent balance sheet included in the Financial Statements are satisfactory to discharge (i) any deductibles or other liability of the Company or the Subsidiary with respect to any such litigation or claim which is not paid in full by such insurance, and (ii) any retrospective premium or other cost or assessment for which either the Company or the Subsidiary may be or become obligated as a result of payments or expenses incurred by the insurer(s) with respect to such litigation or claim.

                  (b) Set forth on Schedule 7.20 is a list of all bank accounts maintained by either the Company or the Subsidiary and the name of each individual who is authorized to sign checks on behalf of the Company or the Subsidiary or to otherwise act with respect to each account.

         7.21 Environmental Matters. (a) Except as set forth on Schedule 7.21, neither the Company, nor the Predecessor, nor the Subsidiary, nor any real property currently owned or leased by either the Company or the Subsidiary, nor, to the best knowledge of the Company, any real property previously owned or leased by the Company, the Predecessor, or the Subsidiary, has been or is in violation of or liable under any Environmental Law (including without limitations, any liability for release of any Hazardous Substance), except for any such violation or liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth on Schedule 7.21, (i) there are no actions, suits, demands, notices, claims, investigations, or proceedings under any Environmental Law pending or, to the best knowledge of the Company, threatened against either the Company or the Subsidiary or relating to any real property currently owned or leased by either the Company or the Subsidiary, or, to the best knowledge of the Company, pending or threatened against any real property previously owned or leased by the Company, the Predecessor, or the Subsidiary, including without limitation, any notices, demand letters, or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that either the Company, the Predecessor, or the Subsidiary is or may be a potentially responsible party under any Environmental Law; and (ii) there are no investigations or remedial activities ongoing, pending, or under consideration by either the Company or the Subsidiary relating to compliance with any Environmental Law or the possible presence of any Hazardous Substance at either any real property previously or currently owned or leased by either the Company, the Predecessor, or the Subsidiary or any adjacent real property, except such investigations or remedial activities that would not reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth on Schedule 7.21, to the best knowledge of the Company, there are no past or present conditions, circumstances, activities, practices, omissions, plans, or contractual undertakings that will interfere with or prevent continued compliance by the Company and the Subsidiary with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or that will give rise to any liability or other obligation under any Environmental Law.

                  (d) Except as set forth on Schedule 7.21, (i) no Lien exists, and to the best knowledge of the Company, no condition exists which could result in the filing of a Lien, against any property of either the Company or the Subsidiary under any Environmental Law, and (ii) neither the Company, the Predecessor, nor the Subsidiary has been requested or required by any Governmental Entity to perform or cooperate in any investigatory or remedial activity under or in connection with any Environmental Law which has not been so performed to the complete and final satisfaction of such Governmental Entity.

                  (e) Except as set forth on Schedule 7.21, no condition currently exists on, in, under, or to the best knowledge of the Company, adjacent to, any real property currently owned or leased by either the Company or the Subsidiary or, to the best knowledge of the Company, on, in, under, or adjacent to any real property previously owned or leased by the Company, the Predecessor, or the Subsidiary, that requires that the Company or the Subsidiary to make any report to a Governmental Entity or undertake remedial activities under any Environmental Law.

         7.22 Certain Transactions. (a) Except pursuant to the Employee Plans or as set forth on Schedule 7.13 or 7.22, none of the current or former officers, directors, or employees of either the Company or the Subsidiary and no Stockholder is currently a party to any transaction with either the Company or the Subsidiary, or since December 28, 2002 has been a party to any such transaction, including without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services (other than as an officer, director, or employee) to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, employee, or Stockholder, any member of the family of any such officer, director, employee, or Stockholder, or any Entity in which any such officer, director, employee, or Stockholder has a substantial interest or which is an affiliate of such officer, director, employee, or Stockholder.

                  (b) Except as set forth on Schedule 7.22, no customer of the Company or the Subsidiary (i) has been granted or is entitled to any rebate which has not been paid or accrued on the books and records of the Company or the Subsidiary or (ii) has a right to purchase products from the Company or the Subsidiary at prices or upon terms other than the Company's or the Subsidiary's standard prices or terms.

         7.23 Maryland and Related Matters. (a) The Company has paid in a timely manner all amounts payable to the Division under the Assurance, the due dates of which were prior to the date of this Agreement, and will pay in a timely manner all amounts payable to the Division under the Assurance, the due dates of which fall within the period beginning on the date of this Agreement and ending on the Closing Date.

                  (b) The Company has complied with all of its other obligations under the Assurance, the dates for compliance with which were prior to the date of this Agreement, and will comply in a timely manner with all of its other obligations under the Assurance, the dates for compliance with which fall within the period beginning on the date of this Agreement and ending on the Closing Date.

                  (c) Except as set forth on Schedule 7.23, to the best knowledge of the Company, there exists no reason why the Company will not be able to perform all of its obligations under the Assurance in a timely manner.

                  (d) The Company has not received any communication from the Division in which the Division has questioned, asserted, or alleged that the Company is not in full compliance with the Assurance.

                  (e) Schedule 7.23 sets forth a summary of actions taken by the Company and which the Company intends to take with regard to customers who purchased brake or transmission services of the type described in the Assurance in states other than Maryland. To the best knowledge of the Company, the Company has no obligation to such customers except as described in such summary.

                  (f) The Company has received no inquiry or correspondence from any Governmental Entity in any state other than Maryland with regard to brake or transmission services of the type described in the Assurance.

         7.24 Disclosure. The representations and warranties of the Stockholders contained in this Article 7 and the information set forth on the Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         Article 8.        Representations, Warranties and Covenants of Buyer.

         8.01 Representations and Warranties. Buyer represents and warrants to the Stockholders as follows, both as of the date of this Agreement and as of the time of the Closing:

         (a)      Authority; Authorization; Enforceability.

                           (i) Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                           (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer. No other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                           (iii) This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer, enforceable against Buyer and in accordance with its terms.

         (b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will:

                           (i) Conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer.

                           (ii) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement, instrument, or obligation to which Buyer is a party or to which Buyer or any of its properties or assets may be subject and which will not be cured or waived on or before the Closing Date.

                           (iii) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer or any of its properties or assets.

                           (iv) Except for compliance with the requirements of the HSR Act, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity.

         (c) Disclosure. The representations and warranties of Buyer contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading in light of the circumstances under which they were made.

         8.02 Covenants of Buyer. From and after the Closing, Buyer covenants that until July 21, 2005:

         (a) Noncompetition. Buyer shall not allow, permit, cause or suffer the Company to carry on or engage in, directly or indirectly, on its own behalf or by or through any other person or entity, any business or other activity in competition with the Business within the Restricted Territory (as defined in Section 8.02(b)), including but not limited to, engaging in any of the following activities:

                           (i) owning any interest in, managing or serving as a consultant, employee, business advisor or independent contractor for any individual, corporation, partnership, association, joint venture or other entity which is engaged in a business in competition with the Business;

                           (ii) soliciting the sale of tires to any customer to whom the Business had sales during the 12-month period ended July 21, 2000;

                           (iii) making a loan to, or guaranteeing the obligations of, any individual or entity engaged in a business in competition with the Business or making a loan to, or guaranteeing the obligations of, any owners, officers, director, partner or shareholder thereof;

                           (iv) requesting, inducing or attempting to influence any supplier of goods or services to the Business to curtail or cancel any business it transacts with Heafner with respect to the Business;

                           (v) requesting, inducing or attempting to influence any of the employees of Heafner to terminate his or her employment with Heafner, or attempting to dissuade any then current employee of Heafner, from continuing employment with Heafner;

                           (vi) inducing, enticing, hiring or attempting to hire or employ any employee of the Business, Heafner or its affiliates; or

                           (vii) overtly doing or performing any act that is designed or intended to materially and adversely affect the goodwill, operations or business of the Business or Heafner.

         (b) Territory. The "Restricted Territory" includes (i) the states of New York, Pennsylvania, Maryland, Virginia, West Virginia, and North Carolina; and (ii) the geographic area within a one hundred (100) mile radius of
(i) Nitro, West Virginia, (ii) Roanoke, Virginia, (iii) Durham, North Carolina,
(iv) Baltimore, Maryland, (v) Rural Hall, North Carolina, (vi) Richmond, Virginia, (vii) Auburn, New York, (viii) North Versailles, Pennsylvania, (ix) Erie County, New York, (x) Manassas, Virginia or (xi) Chesapeake, Virginia.

         (c) Exceptions. Notwithstanding the foregoing, nothing herein shall prevent: (i) passive investments by the Company, directly or indirectly, of less than 3% of the outstanding common equity of any person whose common equity is listed for trading on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ National Market System; (ii) continued retail tire sales and related activities (i.e., mounting and balancing) at the Company's retail sales facilities within the Restricted Territory; provided, however, that such operations shall not include the sales of any products or services other than (x) those sales or services which are installed at the Company's retail facilities, (y) continued direct sales (at levels consistent with prior practice) from the Company's distribution centers to customers identified in the Noncompetition Agreement and (z) de minimis sales of unmounted tires, not to exceed 3% of the total number of tire units purchased by the Company from their suppliers in any one year, from the Company's retail facilities within the Restricted Territory; or (iii) continued operation of the Company's Commercial Sales and Service Division which includes the sale and service of products to business accounts and fleet accounts at the Company's retail facilities as well as through its fleet of commercial service trucks and which are subject to sales tax. The Company shall, upon written request from Heafner, supply Heafner with all information as Heafner may reasonably request in order to satisfy Heafner that the Company has not exceeded the volume limitations set forth in (ii)(z) above.

         Article 9. Pre-Closing Obligations.

         9.01 Conduct of the Business. The Stockholders jointly and severally covenant and agree that, prior to the Closing, unless Buyer shall otherwise agree in writing, or except as disclosed in the Schedules or as otherwise expressly contemplated by this Agreement:

         (a) Neither the Company nor the Subsidiary shall take any action except in the ordinary course of business and consistent with past practices, and the Company and the Subsidiary shall each use its best efforts to maintain and preserve its business organization, customer network, assets, prospects, employees, and advantageous business relationships.

         (b) Neither the Company nor the Subsidiary shall, directly or indirectly, do any of the following: (i) take any action or incur any expenses in contemplation of a reorganization or restructuring of either the Company or the Subsidiary; (ii) amend its Certificate of Incorporation or By-Laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, or pay any dividend or make any distribution, payable in cash, stock, property, or otherwise, with respect to its capital stock; (iv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of either the Company or the Subsidiary; or (v) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

         (c) Neither the Company nor the Subsidiary shall, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose, or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of its capital stock or any other equity securities or any Rights of Purchase with respect thereto; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any Entity or division thereof or make any material investment, either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of property or assets, in any Entity; (iii) other than as set forth in the Schedules, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company or Subsidiary account) or otherwise as an accommodation become responsible for, the obligations of any Entity, or make any loans or advances, including without limitation, advances to suppliers or customers, regardless of whether made in the ordinary course of business or consistent with past practice; (iv) enter into any new Material Contract or release or relinquish any Material Contract right; (v) materially increase the inventory levels of the Company or the Subsidiary beyond the average levels maintained by the Company and the Subsidiary since December 28, 2002 or allow to remain in inventory any damaged, unusable, or obsolete goods which otherwise should have been disposed of; (vi) take any action involving possible expenditures, contingent liabilities, or the acquisition or disposition of assets, in each case in excess of $50,000, other than the purchase or sale of inventory in the ordinary course of business; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing.

         (d) Each of the Company and the Subsidiary shall use its best efforts to keep in place its current insurance policies, and if any such policy is cancelled, to replace such policy.

         (e) The Company shall deliver to Buyer, within fifteen business days after the end of each fiscal month ending after the date of this Agreement and prior to the Closing, the interim financial statements of the Company and the Subsidiary at and for such month.

         (f) Except in accordance with the provisions of this Article 9, neither the Company nor the Subsidiary shall enter into any agreement or otherwise agree to do anything which would make any representation or warranty of the Stockholders in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Closing.

The Stockholders covenant and agree that the Stockholders will take all necessary action to cause the Company and the Subsidiary to comply with and satisfy their respective obligations under this Section 9.01.

         9.02 Further Assurances. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to Material Contracts; (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, state or local law or regulations; (c) to effect all necessary filings with any Governmental Entity, including without limitation, filings under the HSR Act;
(d) to fulfill all conditions to this Agreement; and (d) to keep the other parties reasonably apprised of the status of all such efforts.

         9.03 Notice. The Stockholders shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Stockholders, of (a) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (b) any material failure of the Stockholders or Buyer or any of their respective officers, directors, employees, or agents, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such party under this Agreement, (c) commencement or the threat of commencement of any material claim, action, proceeding, or investigation involving or affecting either the Company or the Subsidiary or any of their respective properties or assets, or, to the best of its or their knowledge, against any employee, consultant, director, officer of either the Company or the Subsidiary or any Stockholder, in his, her, or its capacity as such, and (d) any change in the condition (financial or otherwise), business, or prospects of either the Company or the Subsidiary that has a Material Adverse Effect, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in a Material Adverse Effect; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         9.04 Access. From the date hereof to the Closing, the Stockholders shall cause the Company and the Subsidiary and the officers, directors, employees, and agents of the Company and the Subsidiary to continue to afford the officers, employees, advisors, and agents of Buyer (collectively, the "Representatives") complete access, without disruption to the Company's normal business or operations, at all reasonable times to the officers, employees, agents, properties, books, records, and contracts of the Company and the Subsidiary and to furnish Buyer and the Representatives with such operating and other data and information as they may reasonably request. No investigation pursuant to this Section 9.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

         Article 10. Conditions; the Closing.

         10.01 Conditions to Obligations of Each Party. The respective obligations of each party under this Agreement, including the obligation to consummate the transactions contemplated by this Agreement, shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

         (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act which is applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

         (b) Governmental Approvals, Etc. The Stockholders and Buyer shall have obtained such other licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement.

         (c) No Injunction or Proceedings. No preliminary or permanent injunction or other order, decree, or filing issued by a Governmental Entity, nor any statute, rule, regulation, or executive order promulgated or enacted by any Governmental Entity, shall be in effect which materially adversely affects the transactions contemplated by this Agreement, and no suit, action, or proceeding shall be pending by or with any Governmental Entity which seeks to have declared illegal or would make illegal or otherwise prevent the consummation of such transactions or seeks damages with respect thereto.

         10.02 Additional Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement, including its obligation to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by Buyer:

         (a) Performance of Obligations of the Stockholders. The Stockholders shall have performed in all material respects all obligations and agreements required to be performed by them under this Agreement prior to the Closing.

         (b) Representations and Warranties. The representations and warranties of the Stockholders set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

         (c) Legal Opinion(s). The Stockholders shall have delivered to Buyer an opinion of Winston & Strawn, dated the Closing Date and addressed to Buyer, substantially in the form of Exhibit E to this Agreement.

         (d) Resignations and Releases. The Stockholders shall have delivered to Buyer letters of resignation, effective as of the Closing, executed and tendered by (i) each of the then incumbent directors of the Company and the Subsidiary, and (ii) any non-employee officers of either the Company or the Subsidiary. Each such resignation shall contain an acknowledgment that the director or officer has been paid all amounts owing to him or her by the Company and the Subsidiary in connection with his or her services as a director or officer and shall release the Company from any further liability of any nature whatsoever to the director or officer.

         (e) Certificates. The Stockholders shall have furnished to Buyer a certificate that the conditions set forth in Subsections 10.02(a) and 10.02(b) to be satisfied by the Stockholders have been satisfied as of the Closing Date.

         (f) Compliance and Consents. The Stockholders shall have delivered to Buyer evidence of their compliance with the requirements of the Stockholders Agreement listed on Schedule 7.03, together with each consent, approval, or authorization described on Schedule 7.05 (i) which is required under the terms of any Material Contract, or (ii) which is necessary to cure or eliminate any violation, default, termination, acceleration, or right of termination or acceleration of any Material Contract.

         (g) Mortgage and Lien Releases. The Stockholders shall have delivered to Buyer duly recorded releases of all mortgages and UCC fixture filings encumbering the Owned Real Property other than the mortgages and fixture filings described in Subsection 10.02(h), and duly filed UCC termination statements relating to all Liens against any personal property of the Company or the Subsidiary, other than the Liens reflected in the UCC financing statements filed against the Company or the Subsidiary by Bridgestone/Firestone, Inc. or Bandag, Incorporated or described in Subsection 10.02(h).

         (h) Debt and Capital Leases. The Stockholders shall have delivered to Buyer (i) written confirmation by each holder of Debt as the amount necessary to discharge such Debt in full on the Closing Date (including without limitation, all prepayment penalties or premiums), together with wire transfer instructions for the payment of the same; and (ii) the written agreement of each lessor under any Capital Lease permitting the Company or the Subsidiary to accelerate the payment of its obligations thereunder, stating the amount necessary to discharge such Capital Lease in full on the Closing Date, together with wire transfer instructions for the payment of the same, and agreeing to terminate promptly any Lien filed with respect thereto and transfer title to the leased property to the Company or the Subsidiary.

         (i) Escrow Agreement. The Stockholders shall have delivered to Buyer the Escrow Agreement, duly executed by the Stockholders.

         (j) Company Stock Certificates. The Stockholders shall have delivered to Buyer all stock certificates representing the Shares, duly endorsed for transfer to Buyer.

         (k) Excluded Properties and Related Leases. The Stockholders shall have caused the Company (i) to transfer the Excluded Properties to the Stockholders or to an Entity designated by the Stockholders that is not owned by the Company, and to terminate any existing lease pursuant to the terms of which the Company or the Subsidiary leases any land or buildings located on, at, or adjacent to the Manassas, Virginia, property included in the Excluded Properties, such transfer and termination being accomplished without any adverse Tax consequences to the Company; and (ii) to enter into a one year triple-net real property lease for the Manassas, Virginia property located at 9073 Euclid Avenue, Manassas, Virginia 20110 and which is part of the Excluded Properties, with rights of sublease, at a monthly rent of $74,208 and upon other terms mutually satisfactory to the Buyer and the lessor thereof.

         (l) Ownership of the Subsidiary. The Stockholders shall have delivered to Buyer evidence satisfactory to Buyer that the Stockholders have caused all capital stock of the Subsidiary not owned by the Company to be contributed to the capital of the Company or the Subsidiary without any payment by the Company or the Subsidiary, together with certificates, issued in the name of the Company, representing all of the outstanding capital stock of the Subsidiary.

         (m) Stockholder Receivables. All amounts owing by any Stockholder to the Company or the Subsidiary shall have been paid in full.

         (n) Form 8023 and IRS Letter. Each Stockholder shall have signed and delivered to the Buyer the Form 8023 described in Section 5.01 and the Stockholders shall have delivered to the Buyer a letter from the IRS, dated as of a date prior to the Closing Date, acknowledging the Company's status as an "S" corporation for federal income Tax purposes.

         (o) Option to Purchase Training Center. The Company shall have entered into an agreement, upon terms satisfactory to Buyer and for a payment of $50,000, which will be credited to the purchase price, to be made ten days after the Closing Date, giving the Stockholders or an Entity designated by them an option to purchase the Company's training center located on Euclid Avenue in Manassas, Virginia at fair market value, at any time within one year after the Closing Date.

         (p) Lease Extension. The Stockholders shall have delivered to the Buyer evidence of the extension of the term of the lease for Store #1050 upon terms mutually satisfactory to the Buyer and the lessor thereof.

         (q) No Material Adverse Change. Except as disclosed in the Schedules, since December 28, 2002, there shall have been no change in the financial condition, results of operations, business, properties, or prospects of the Company and the Subsidiary that, in the aggregate, have had or can reasonably be expected to have a Material Adverse Effect.

         (r) Other Documents. Buyer shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of Buyer as Buyer or its counsel shall have reasonably requested.

         (s) Approval of Documents. All certificates, agreements, instruments, and other documents required by this Agreement to be delivered by the Stockholders to Buyer at the Closing shall have been approved by counsel for Buyer, which approval shall not be unreasonably withheld.

         10.03 Additional Conditions to the Obligations of the Stockholders. The obligations of the Stockholders under this Agreement, including the obligation of each to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by them:

         (a) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations and agreements required to be performed by it under this Agreement prior to the Closing.

         (b) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

         (c) Certificates. Buyer shall have furnished to the Stockholders a Certificate, executed by its chief executive officer, certifying that the conditions set forth in Subsections 10.03(a) and 10.03(b) have been satisfied as of the Closing Date.

         (d) Escrow Agreement. Buyer shall have delivered to the Stockholders the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

         (e) Payoff of Debt and Capital Leases. Buyer shall have made arrangements for the Company and the Subsidiary to repay and discharge the Debt and Capital Leases.

         (f) Other Documents. The Stockholders shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of the Stockholders as the Stockholders or their counsel shall have reasonably requested.

         (g) Approval of Documents. All certificates, agreements, instruments, and other documents required by this Agreement to be delivered by Buyer to the Stockholders at the Closing shall have been approved by counsel for the Stockholders, which approval shall not be unreasonably withheld.

         10.04 Time and Place of Closing. The Closing shall take place at the offices of Winston & Strawn, 1400 L Street, N.W., Washington, D.C., at 10:00 a.m., local time, as soon as practicable after satisfaction or waiver of all of the conditions contained in this Article 10 or at such other place or at such other time as Buyer and the Stockholders may mutually agree (the date of the Closing being referred to herein as the "Closing Date").

         10.05 Deliveries at the Closing. At the Closing, Buyer and the Stockholders shall take any and all actions and do all other lawful things called for by this Agreement or necessary to consummate the transactions contemplated by this Agreement. At the Closing, all actions shall be deemed to have been taken simultaneously and the taking of any action shall be contingent upon the taking of all other action called for in this Agreement or necessary to consummate the transactions contemplated hereby.

         Article 11. Termination and Waiver.

         11.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

         (a)      By mutual written consent of the Stockholders and Buyer.

         (b) By the Stockholders, acting jointly, or by Buyer, if (i) the Closing shall not have occurred on or before April 30, 2003, or (ii) any of the conditions set forth in Section 10.01 hereof shall not be met on or prior to April 30, 2003; provided, however, that the right to terminate this Agreement under this Subsection 11.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         (c) By Buyer if any of the conditions set forth in Section 10.02 shall not be met at or prior to the Closing.

         (d)      By the Stockholders if any of the conditions set forth in
Section 10.03 shall not be met at or prior to the Closing.

         11.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Stockholders or Buyer or their affiliates, except that a party shall be liable for (i) willful defaults of its obligations hereunder, and (ii) any breach of its obligations under the Confidentiality Agreement, dated June 22, 2001, between Buyer and the Company (the "Confidentiality Agreement"). The parties acknowledge and agree that, notwithstanding that paragraph 8 of the Confidentiality Agreement recites that the obligations of the parties thereto shall endure until June 22, 2003, the parties shall remain bound by such obligations until two years after the date of any termination of this Agreement.

         11.03    Waiver. At any time prior to the Closing, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its, his, or her own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Article 12. Certain Tax Matters.

         12.01 Certain Definitions. (a) As used in this Article 12, the following capitalized terms shall have the meanings set forth below:

                           (i) "Pre-Closing Period" means any Taxable period of the Company or the Subsidiary ending on or before the Closing Date.

                           (ii) "Straddle Period" means any Taxable period of the Company or the Subsidiary beginning before the Closing Date and ending after the Closing Date.

                           (iii) "Pre-Closing Straddle Period" means that portion of a Straddle Period ending on the Closing Date.

                           (iv) "Post-Closing Straddle Period" means that portion of a Straddle Period beginning on the day after the Closing Date.

                           (v)      "2003 Pre-Closing Period" means the
                  Pre-Closing Period beginning on December 29, 2002 and ending on the Closing Date.

                           (vi) "Post-Closing Period" means any Taxable period of the Company or the Subsidiary beginning and ending after the Closing Date.

         12.02 Preparation and Filing of Tax Returns. (a) After the Closing, the Buyer shall prepare or cause to be prepared all Tax Returns of the Company and the Subsidiary that have not been filed by the Company or the Subsidiary prior to the Closing Date.

                  (b) Not less than twenty business days prior to the due date (taking into account any applicable extensions) for filing any Tax Return of the Company or the Subsidiary for any Pre-Closing Period or any Straddle Period, Buyer shall deliver a copy of such Tax Return to the Stockholders for their review and comment thereon, together with such supporting documentation as shall enable the Stockholders to properly review the matters and calculations set forth therein.

                  (c) Buyer shall cause the Company or the Subsidiary to timely pay all Taxes shown to be due and payable on any Tax Return of the Company or the Subsidiary not filed prior to the Closing Date, but only to the extent that the Company or the Subsidiary (and not, for example, any Stockholder) is responsible for payment of such Taxes to the appropriate Governmental Entity.

         12.03 Liability for Certain Taxes. (a) After the Buyer has paid any Taxes accrued on the books and records of the Company or the Subsidiary with respect to a period for which the Taxes are not due and payable on the Closing Date, the Stockholders shall reimburse the Buyer for the amount of (i) any Taxes paid by the Company or the Subsidiary with respect to any Pre-Closing Period (other than Taxes imposed on the Company under Section 1374 of the Code relating to the 2003 Pre-Closing Period resulting from the Federal and State Election with respect to the Subsidiary) and (ii) that portion of any Taxes which is attributable to any Pre-Closing Straddle Period (determined in the manner specified in Subsection 12.03(b) below). Such reimbursement shall be made in the manner described in Sections 13.03 and 13.05.

                  (b) For purposes of allocating Taxes which relate to a Straddle Period, in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer, assignment, or distribution of property (real or personal, tangible or intangible), the amount of such Taxes that is allocable to the Pre-Closing Straddle Period shall be deemed equal to the amount which would have been payable if the period for which such Tax is assessed ended on and included the Closing Date, and the balance of such Taxes shall be allocated to the Post-Closing Straddle Period. All other Taxes (including without limitation, real estate and personal property Taxes for or relating to any Straddle Period, regardless of whether such Taxes were a lien against the assets of the Company or the Subsidiary on the Closing
Date) shall be computed and allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on a per diem basis.

                  (c) Buyer shall not be entitled to reimbursement from the Stockholders for (i) any Taxes paid by the Company or the Subsidiary with respect to any Post-Closing Period or (ii) that portion of any Taxes payable with respect to any Straddle Period which is attributable to the Post-Closing Straddle Period (determined in the manner specified in Subsection 12.03(b) above).

         12.04    Excess Dividends; Taxes Occasioned by Elections Described in
Article 5. (a) Buyer shall cause the Company to provide to the Stockholders the Form K-1's for the 52/53 week period ended December 28, 2002 and for the 2003 Pre-Closing Period at the time the Company files its federal income Tax Returns for such periods. If such Form K-1's disclose that the Stockholders received actual cash distributions (including without limitation state withholding tax payments) from the Company during 2002 and 2003 which total more than $100,000 in the aggregate for such periods (as set forth on the federal income Tax Returns of the Company for such periods) without taking into account the distribution of the Excluded Properties described in Subsection 10.02(k), the Stockholders shall reimburse the Company for such excess amount (the "Excess Dividends").

                  (b) Subject to the provisions of Subsection 12.04(d), Buyer shall reimburse the Stockholders for additional Taxes incurred by them as a result of the Federal Election and any State or Local Election, calculated in the manner described in Subsection 12.04(c).

                  (c) To accomplish Subsection 12.04(b), the following shall apply:

                           (i) Within 90 days after the Closing Date, the Stockholders shall furnish to the Buyer a report which sets forth each Stockholder's Tax basis in his or her Shares as of December 29, 2001 and the aggregate legal, accounting, and other similar expenses and broker's or finder's fees incurred by the Stockholders in connection with the sale of the Shares and the transactions contemplated by this Agreement. The Stockholders shall include with the report such supporting information as is necessary to enable the Buyer to understand the amounts set forth therein.

                           (ii) At the time the Buyer delivers to the Stockholders the Form K-1's applicable to the 2003 Pre-Closing Period, Buyer shall also deliver to the Stockholders copies of all federal, state, and local income Tax Returns of the Company for the 2003 Pre-Closing Period, as filed by the Company. With such Tax Returns and K-1's, the Buyer shall furnish to the Stockholders a report based on the methodology and assumptions set forth on Exhibit F which sets forth (A) the Taxes that are payable by each Stockholder on the ordinary income and additional gain resulting from the Federal Election and any State and Local Elections with respect to the sale of the Shares to Buyer (taking into account any deductions against income associated with the obligations payable pursuant to the Sale Incentive Plan and the Negotiators Bonus Plan, any deductions against income for expenses associated with the discharge of the Debt and the Capital Leases in accordance with Subsection 10.02(h), and any loss to the Stockholders on the deemed liquidation of the Company pursuant to the Federal Election and any State and Local Elections, but exclusive of any gain relating to any part of the Earnout Amounts); (B) each Stockholder's Tax basis in his or her Shares as of the Closing Date, calculated based upon the report provided by the Stockholders in accordance with Subsection 12.04(c)(i) and information set forth in the Company's federal income Tax Returns for the 52/53 week period ended December 28, 2002 and for the 2003 Pre-Closing Period;
                  (C) the amount of the gain attributable to the sale of each Stockholder's Shares to Buyer which such Stockholder would have reported for federal, state, and local income Tax purposes if no Federal Election or State or Local Election had been made (exclusive of any gain relating to any part of the Earnout Amounts); and (D) the amount, if any, by which the Taxes described in clause (A) of this Subsection 12.04(c)(ii) exceed the Taxes that would have been payable by the Stockholders on the gain described in clause (C) of this Subsection 12.04(c)(ii) (the "Additional Transaction Taxes"). The Additional Transaction Taxes shall be calculated by taking into account the installment method of reporting as provided under Section 453 of the Code, as applicable, provided, however, that in no event shall Additional Transaction Taxes be less than zero. The Buyer shall include with its report all supporting information necessary to enable the Stockholders to verify the calculations set forth therein.

                           (iii) Taxes described in Subsection 12.04(c)(ii) shall be calculated using the following assumed federal, state, and local ordinary income and capital gains Tax rates for each Stockholder:

           Tax Rate for                                  Mrs. Bell     Mrs. Kirby    Dr. Merchant
           ------------                                  ---------     ----------    ------------
Federal ordinary income or loss                            38.60%        38.60%         38.60%
Federal unrecaptured section 1250 gain                     25.00%        25.00%         25.00%
Federal long-term capital gain                             20.00%        20.00%         20.00%
Federal short-term capital gain                            38.60%        38.60%         38.60%
Resident state Tax rate (net of federal benefit)            0.00%         3.53%          3.53%
Effective state Tax rate (net of federal benefit) on
pass-through income                                         3.67%         3.67%          3.67%

                  (d) The Buyer shall reimburse the Stockholders for that amount, grossed up for any income Taxes payable by the Stockholders with respect to such payment (using the Tax rates set forth in Subsection 12.04(c)(iii) hereof and the methodology and assumptions set forth on Exhibit F) so as to completely reimburse the Stockholders therefor (the "Amount Reimbursable by the Buyer"), by which the Additional Transaction Taxes exceed the Excess Dividends; provided, however, that in no event shall the Amount Reimbursable by the Buyer exceed $1,565,000. In the alternative, if any unreimbursed Excess Dividends are greater than the Additional Transaction Taxes, the Stockholders shall reimburse the Buyer for the amount (the "Amount Reimbursable by the Stockholders") by which the Excess Dividends exceed the Additional Transaction Taxes.

                  (e) Amounts described in Subsection 12.04(d) shall be reimbursed by the applicable party(ies) in the manner described in Sections 13.03, 13.05, and 13.07.

         12.05 Transfer and Gains Taxes. All sales (including without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (collectively, the "Transfer Taxes") arising out of, in connection with, or attributable to the transactions effected pursuant to this Agreement shall be borne 50% by Buyer and 50% by the Stockholders, except for Transfer Taxes associated with the distribution of the Excluded Properties described in Subsection 10.02(k), all of which shall be borne by the Stockholders. The party which has primary legal responsibility for the payment of any particular Transfer Tax (the "Payor") shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other party(ies) in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated. Such other party(ies) shall reimburse the Payor for their respective share of the amount of such Transfer Tax in the manner described in Sections 13.03, 13.05, and 13.07.

         12.06 Assistance and Cooperation. After the Closing, each of the Buyer and the Stockholders shall:

         (a) Cooperate fully in preparing any Tax Returns of the Company and the Subsidiary and preparing for any audits of, or disputes or litigation with Taxing authorities regarding, any Tax Returns with respect to the Company and the Subsidiary.

         (b) Make available to the other and to any Taxing authority as reasonably requested all information and documents relating to Taxes of the Company and the Subsidiary.

         (c) Provide timely notice to the other party(ies) of any pending or threatened Tax audits, assessments, or litigation with respect to the Company or the Subsidiary for any Pre-Closing Period or any Straddle Period.

         (d) Furnish the other party(ies) with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any Pre-Closing Period or any Straddle Period.

         Article 13. Claims; Escrow; Indemnification; Limitations.

         13.01    Certain Defined Terms. For purposes of this Article 13:

         (a) "Damages" means all liabilities, demands, claims, actions or causes of action, regulatory, legislative, or judicial proceedings or investigations, assessments, levies, losses, judgments, amounts paid in settlement, fines, penalties, damages, and costs and expenses reasonably required and incurred, including without limitation, reasonable fees and expenses of attorneys, accountants, investigators, and experts. By way of example and not in limitation of the foregoing, in the case of Buyer, Damages include all costs and expenses reasonably required (it being understood that no governmental or court action or notice is necessary for the costs and expenses to be "required") to cause either the Company or the Subsidiary to be in compliance with the representations and warranties set forth in Article 7.

         (b)      "State Claims" means any of the following;

                           (i) All amounts payable by the Company to the Division pursuant to the Assurance and unpaid on the Closing Date.

                           (ii) The sum of $17.95 for parts and labor associated with each replacement of brake hardware performed by the Company on or after the Closing Date on a vehicle belonging to a consumer entitled to restitution pursuant to the Assurance or to a consumer in any state other than Maryland who would have been entitled to restitution pursuant to the Assurance if the consumer had purchased a brake package or service from the Company in Maryland.

                           (iii) The sum of $35.00 for labor associated with each replacement of brake pads performed by the Company on or after the Closing Date on a vehicle pursuant to paragraph 22 of the Assurance or on a vehicle belonging to a consumer in any state other than Maryland who would have been entitled to such replacement pursuant to paragraph 22 of the Assurance if the consumer had purchased a brake package or service from the Company in Maryland.

                           (iv) The sum of $32.47 for each transmission service performed by the Company on or after the Closing Date on a vehicle belonging to a consumer in any state other than Maryland who would have been entitled to restitution pursuant to the Assurance if the consumer had purchased a scheduled maintenance package, transmission service, or another package or service that included replacement of a transmission filter from the Company in Maryland.

                           (v) The sum of $20 for each Gift Card provided to a consumer during the period beginning on the Closing Date and ending on October 31, 2003.

                           (vi) All Damages relating to or arising out of the Company's breach of any of its obligations under the Assurance prior to the Closing Date.

                           (vii) All Damages relating to or arising out of any further inquiries by the Division to the extent such inquiries involve the Maryland Matter.

                           (viii) All Damages relating to or arising out of any investigation, action, or proceeding by, or settlement with, any state other than Maryland or consumers in those states, the scope of which is substantially the same as the scope of the Maryland Matter, but only to the extent that such investigation, action, or proceeding involves actions of the Company prior to the Closing Date.

                           (ix) All Damages relating to or arising out of any breach of any representation or warranty on the part of Stockholders contained in Section 7.23 or any other provision of Article 7 (to the extent that the breach or inaccuracy of the representation or warranty contained in such other provision relates to the matters described in Section 7.23).

         (c)      "Tax Claims" means any of the following:

                           (i) Amounts for which the Stockholders are obligated to reimburse the Buyer in accordance with Section 12.03.

                           (ii) Amounts for which the Stockholders are obligated to reimburse the Buyer in accordance with Section 12.05.

                           (iii) The Amount Reimbursable by the Stockholders (if any) in accordance with Subsection 12.04(d).

                           (iv) Any other Taxes paid by the Company or the Subsidiary after the Closing which relate to or arise as a result of the conduct of the business of the Company or the Subsidiary prior to the Closing Date, in excess of the amount reserved or accrued on the books and records of the Company or the Subsidiary on the Closing Date for Taxes not due and payable as of the Closing Date, and all Damages incident thereto.

                           (v) All Damages relating to or arising out of any breach or inaccuracy of any representation or warranty on the part of the Stockholders contained in

                  Section 7.07 or any other provision of Article 7 (to the extent that the breach or inaccuracy of the representation or warranty contained in such other provision relates to Tax matters).

                           (vi) All Damages relating to or arising out of the Stockholders' breach of any covenant or breach or failure to perform any of their obligations contained in Article 5 or 12 of this Agreement.

By way of example and not in limitation of the foregoing, Tax Claims shall include all Taxes and Damages incident thereto which relate to or arise as a result of (A) the failure of the Company to be an "S" corporation for federal income Tax purposes at or at any time prior to the Closing; and (B) Taxes imposed on the Company under Section 1374 or 1375 of the Code or state or local law for any Pre-Closing Period (other than Taxes imposed on the Company under Section 1374 of the Code for the 2003 Pre-Closing Period resulting from the Federal and State Election).

         (d)      "Losses" means any of the following:

                           (i) All legal and accounting fees and expenses incurred or paid by either the Company or the Subsidiary in connection with the transactions contemplated by this Agreement (including without limitation, legal and accounting fees and expenses incurred by or on behalf of any Stockholder in connection with the transactions contemplated hereby, but paid by or invoiced to either the Company or the Subsidiary) after January 1, 2003.

                           (ii) All Damages incurred in connection with or as a result of the matters described on Schedule 7.11 or required to be disclosed on Schedule 7.11, but not so disclosed.

                           (iii) All Damages incurred in connection with or as a result of any matter described on Schedule 7.21 or required to be disclosed on Schedule 7.21 (other than those matters described on Schedule 7.21(a)), but not so disclosed.

                           (iv) All Damages relating to any employment or alleged employment by either the Company or the Subsidiary or any Stockholder of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                           (v) All amounts incurred or paid by the Company or the Subsidiary in connection with the termination of any employee of the Company or the Subsidiary after the Closing Date, if such amount was incurred or paid pursuant to any Employee Plan (other than the Management Severance Plan, the Riggan Employment Agreement, the Cato Severance Agreement, or the Finamore Severance Agreement) disclosed on Schedule 7.08 or required to be disclosed on Schedule 7.08, but not so disclosed.

                           (vi) All Damages relating to or arising out of any breach or inaccuracy of any representation or warranty on the part of the Stockholders contained in

                  Articles 6 and 7 of this Agreement or in any certificate, schedule, or other instrument required to be furnished to Buyer by the Stockholders in connection with the transactions contemplated hereby.

                           (vii) All Damages relating to or arising out of the Stockholders' breach of any covenant or breach or failure to perform any of their obligations contained in this Agreement or in any certificate, schedule, or other instrument required to be furnished to Buyer by the Stockholders in connection with the transactions contemplated hereby.

Provided, however, that in no event shall Losses include any Tax Claims. The parties acknowledge that Losses may exist under clauses (i) through (v) above notwithstanding the fact that the events or occurrences involved in such Loss may also or may not constitute a Loss under clause (vi) or (vii) above.

         13.02 Escrow. At the Closing, the Stockholders, Buyer, and the Escrow Agent shall execute an Escrow Agreement in the form attached hereto as Exhibit G (the "Escrow Agreement"), and Buyer shall deposit with the Escrow Agent, to be held and distributed in accordance with the terms of the Escrow Agreement, that portion of the Net Purchase Price described in Subsection 3.03(a)(ii) hereof, as such amount may be adjusted or reduced from time to time pursuant to the terms and conditions of the Escrow Agreement or the reimbursement provisions of this Agreement (the "Escrow Funds").

         13.03 Right to Reimbursement from Escrow. Following the Closing, subject to the limitations set forth in Section 13.04, the Buyer shall have the right to be reimbursed from the Escrow Account for the amount of any State Claims or Losses incurred by the Buyer, the Company, or the Subsidiary and for the amount of any Tax Claims.

         13.04 Limitations on Escrow Reimbursement. Buyer's right to be reimbursed from the Escrow Account for the amount of any State Claims, Losses, or Tax Claims, in accordance with Section 13.03, shall not apply to Losses relating to the representations and warranties of the individual Stockholders contained in Article 6 of the Agreement and shall be subject to the following limitations:

         (a) The representations and warranties set forth in Article 7 shall survive only for a period of twenty-four months after the Closing Date, with the following exceptions: (i) the representations and warranties set forth in Subsections 7.07(b) through (h) shall survive only until the expiration of the respective statute of limitations applicable to each matter described therein; (ii) the representations and warranties set forth in Section 7.21 shall survive only for a period of forty-eight months after the Closing Date; and
(iii) the representations and warranties set forth in Section 7.03 and Subsections 7.04(a) and 7.07(a) shall survive indefinitely.

         (b) Buyer shall not be entitled to any reimbursement in connection with Losses described in Subsection 13.01(d)(vi) or (vii) unless the aggregate amount theretofore incurred by Buyer, the Company, and the Subsidiary in connection with such Losses exceeds, on a cumulative basis, $30,000 and then only to the extent of any such excess. For purposes of satisfying the foregoing $30,000 threshold, all references in Article 7 to materiality or Material

Adverse Effect shall be disregarded in determining whether a representation or warranty has been breached or is inaccurate.

         13.05 Indemnification by Stockholders. Each of the Stockholders hereby agrees to indemnify and hold Buyer, the Company, and the Subsidiary harmless from and against (i) any Losses resulting from such Stockholder's breach of his or her representations and warranties set forth in Article 6 (the "Individual Stockholder Indemnity Obligation"), and (ii) subject to the limitations set forth in Section 13.06, such Stockholder's Allocated Portion of any of the following (collectively, the "Group Indemnity Obligations"): State Claims, Losses (other than Losses described in (i) or from another Stockholder's breach of his or her representations set forth in Article 6), or Tax Claims not reimbursed from the Escrow Account. "Allocated Portion" means one-third of the amount of such Group Indemnity Obligations.

         13.06 Limitations on Indemnification Obligations; Earnout Deductions and Limitations Thereon. The Group Indemnity Obligations under Section 13.05 shall be subject to the following limitations:

         (a) The Stockholders shall have no obligation under Section 13.05 with respect to any State Claims, Tax Claims or Losses unless and until there are no funds remaining in the Escrow Account.

         (b) The Stockholders shall have no liability under Section 13.05 with respect to any State Claim, Loss, or Tax Claim if the Buyer would not be entitled to reimbursement of the State Claim, Loss or Tax Claim from the Escrow Account, if there were funds remaining in the Escrow Account.

         (c) Except as set forth in Sections 13.06(d) and 13.10 below, in no event shall the Group Indemnity Obligations under Section 13.05 exceed the sum of $6,000,000 (the "Cash Indemnity Amount"); nor shall any Stockholder's Allocated Portion of any Group Indemnity Obligations exceed a maximum out-of-pocket payment of $2,000,000.

         (d)      In the event that the Group Indemnity Obligations under
Section 13.05 shall exceed the Cash Indemnity Amount, Buyer shall be entitled to deduct from unpaid Earnout Amounts the excess of such Group Indemnity Obligations, up to a maximum aggregate deduction amount of $6,500,000. In no event shall the maximum aggregate Stockholder reimbursement under Sections 13.03 and 13.05 for Group Indemnity Obligations exceed $15,000,000.

         (e) The foregoing limitations shall not apply to Losses arising from breach of an individual Stockholder's representations and warranties contained in Article 6 of this Agreement.

         13.07 Reimbursement and Indemnification by Buyer. (a) Within 15 days after Buyer's delivery to Stockholders of the report described in Subsection 12.04(c)(ii), Buyer shall reimburse the Stockholders for the Amount Reimbursable by the Buyer and for Buyer's respective share of Transfer Taxes payable pursuant to Section 12.05. Reimbursement shall be made by wire transfer of immediately available funds to such bank account(s) as the Stockholders may specify. In the event the Internal Revenue Service or other Taxing authority challenges the allocations set forth on Exhibit B or the methodology and assumptions set forth on Exhibit F and the Buyer agrees to the adjustment or a final determination is made, the Additional Transaction Taxes shall be recalculated and Buyer shall reimburse the Stockholders in accordance with Subsection 12.04(d) hereof and only if such amount exceeds $22,000.

                  (b) Buyer shall indemnify and hold the Stockholders harmless from and against all Damages incurred by any of them arising out of, in connection with, or as a result of (i) any misrepresentation, inaccuracy, breach, or nonfulfillment of any representation, warranty, covenant, or agreement on the part of Buyer contained in this Agreement or in any certificate, schedule, or other instrument required to be furnished to the Stockholders by Buyer in connection with the transactions contemplated hereby; or (ii) the employment or alleged employment by Buyer or any of its affiliates of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         13.08 Indemnification Procedures. (a) Each party shall comply with its, his, or her obligations under the Escrow Agreement with respect to State Claims, Losses, Tax Claims, and other matters.

                  (b) As to indemnification claims not subject to the Escrow Agreement, any party claiming indemnification under any provision of this Agreement shall promptly notify the party from whom indemnification is sought of the facts and circumstances giving rise to such claim and give the party from whom indemnification is sought the opportunity to participate in the defense or settlement of the same. Notwithstanding the foregoing, failure to give such prompt notice shall relieve a party from its indemnification obligation only to the extent of any prejudice resulting from such failure.

         13.09 Characterization and Indemnification Payments. All amounts paid pursuant to this Article 13 shall be treated as adjustments to the Total Purchase Price for all Tax purposes.

         13.10 Sole Remedy. If the Closing occurs, the rights and remedies afforded to any party in this Article 13 shall be the sole and exclusive remedy of such party for all matters described in Sections 13.03, 13.05, and 13.07, other than matters relating to any breach involving fraud.

         Article 14. Noncompetition and Confidentiality Covenants.

         14.01 Noncompetition. Each Stockholder covenants and agrees with Buyer that, during the Noncompetition Period that Stockholder will not, without Buyer's prior written consent, either directly or indirectly (i) engage in a Competitive Business; (ii) have any interest in (whether as a proprietor, partner, stockholder, associate, or any type of principal or owner whatsoever) any Entity which is engaged in a Competitive Business; or (iii) provide financial or other assistance or act as an agent of or advisor to any such Entity which is or is about to become engaged in a Competitive Business.

         14.02    Definition of Competitive Business and Noncompetition Period.
(a) As used in this Article 14, "Competitive Business" shall mean a retail tire or automotive service business operating in the United States east of the Mississippi River. Notwithstanding the foregoing, nothing in this Agreement shall prevent any Stockholder from holding securities in a publicly traded Entity engaged in a Competitive Business, provided that such holdings do not constitute more than 5% of such Entity's issued and outstanding securities.

                  (b) As used in this Article 14, "Noncompetition Period" means a period of three years after the Closing Date.

         14.03 Confidentiality. Each Stockholder covenants and agrees that, if the Closing occurs, he or she (i) will not, without Buyer's prior written consent, either directly or indirectly, use or disclose to any third party any customer or financial information, trade secrets, or other confidential or proprietary information of or relating to the Company or the Subsidiary; and
(ii) will, promptly upon Buyer's request, return to Buyer all documents or other tangible materials in his or her possession containing such confidential or proprietary information.

         14.04 Injunctive Relief. Each Stockholder acknowledges that the satisfaction of the covenants set forth in this Article is necessary to protect the business, goodwill, and other proprietary interests of Buyer, the Company, and the Subsidiary and that a breach of such covenants will result in irreparable and continuing damage to Buyer, the Company, and the Subsidiary for which there will be no adequate remedy at law. Each Stockholder agrees that in the event of any breach of the aforesaid covenants, Buyer, the Company, and/or the Subsidiary, as the case may be, shall be entitled to injunctive relief, without the necessity of proof of actual damage, reimbursement of all attorneys' fees and expenses of litigation, and such other and further relief as may be proper.

         14.05 Judicial Modification. If the scope of any restriction contained in this Article is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and each Stockholder hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         Article 15. Damage or Destruction of Assets. If any material portion of the assets of the Company or the Subsidiary or the real property subject to the Real Property Leases is lost or destroyed or materially damaged prior to the Closing, Buyer shall have the right to terminate this Agreement, in which case Buyer and the Stockholders shall have no further obligations or rights hereunder.

         Article 16. Miscellaneous.

         16.01 Survival. (a) Subject to the provisions of Subsection 13.04(a), the respective representations and warranties of each party shall survive the Closing, any investigation made by the parties hereto, and payment of all or any portion of the Total Purchase Price.

                  (b) Article 11 and this Article 16 shall survive any pre-Closing termination of this Agreement, however occurring.

         16.02 Public Statements. The parties agree to consult with each other and their respective counsel prior to issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby. Each party shall use all reasonable efforts to give to the other parties sufficient opportunity to review any such press release or other public announcement in advance of release.

         16.03 Notices. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

                  (a)      If to Buyer:
                           c/o TBC Corporation
                           4770 Hickory Hill Drive
                           P.O. Box 18342
                           Memphis, Tennessee 38181-0342
                           Attn: Lawrence C. Day
                           Fax #:  (901) 541-3639

                  with a copy to:

                           Thompson Hine LLP
                           2000 Courthouse Plaza N.E.
                           10 West Second Street
                           Dayton, Ohio 45402-1758
                           Attn: Sharen Swartz Neuhardt, Esq.
                           Fax #:  (937) 443-6635

                  (b)      If to the Stockholders:

                           Linda Merchant Bell
                           5834 Park Lane
                           Dallas, TX 75225
                           Fax# (214) 368-3773

                           Carol Merchant Kirby
                           5127 Palisade Lane
                           Washington, DC 20016
                           Fax# (202) 244-4102

                           Dr. Wilson C. Merchant, III
                           11851 Aberdeen Landing Lane
                           Midlothian, VA 23110
                           Fax#: (804) 330-3708

                           with a copy to:

                           Winston & Strawn
                           1400 L Street, N.W.

                           Washington, D.C.  20005
                           Attn: Peter M. Kirby, Esq.
                           Fax#: (202) 371-5950

The sending party shall have the burden of proving receipt.

         16.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16.05 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         16.06 Transaction Expenses. The Stockholders shall bear all legal and accounting fees and expenses incurred by the Stockholders, the Company, or the Subsidiary that are paid by or invoiced to either the Company or the Subsidiary after January 1, 2003 in connection with the transactions contemplated by this Agreement, and the Buyer shall bear all costs and expenses incurred by Buyer.

         16.07 Attorneys' Fees. If any legal action or any other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other remedies available.

         16.08 Whole Agreement; Amendment. (a) This Agreement and the Exhibits, Schedules, other instruments, and documents referred to herein contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof, including without limitation, the letter of intent, dated February 28, 2003, between the Stockholders, the Company, and Buyer.

                  (b) This Agreement may not be amended except by means of a written instrument, duly executed by all parties hereto, which specifically references this Agreement and states that this Agreement is being amended in the respects set forth therein.

         16.09 Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any provision is invalid, illegal, or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         16.10 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, or other successors and assigns, and shall be enforceable by and against such Entities. Buyer may, without the prior consent of the Stockholders, assign this Agreement in whole or in part to any Entity affiliated with Buyer; provided, however that no assignment of this Agreement shall relieve the Buyer of responsibility for the performance of all of its obligations hereunder. Upon any such assignment by Buyer, all references to "Buyer" in this Agreement shall be deemed to include Buyer's assignee. Nothing herein is intended to nor shall it create any rights in any person other than the parties hereto and their respective successors and assigns.

         16.11 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                 TBC CORPORATION

                                 By /S/LAWRENCE C. DAY
                                    --------------------------------------------
                                    Title: President and Chief Executive Officer

                                 /S/LINDA MERCHANT BELL
                                 -----------------------------------------------
                                 LINDA MERCHANT BELL

                                 /S/CAROL MERCHANT KIRBY
                                 -----------------------------------------------
                                 CAROL MERCHANT KIRBY

                                 /S/WILSON C. MERCHANT III
                                 -----------------------------------------------
                                 WILSON C. MERCHANT III

                                                                       EXHIBIT A

                         NON-NEGOTIABLE PROMISSORY NOTE

[$___________ Amount]                                           April [__], 2003

FOR VALUE RECEIVED, TBC Corporation, a Delaware corporation whose principal office is located at 4770 Hickory Hill Road, Memphis, Tennessee 38141 and Tire Kingdom, Inc., a Florida corporation whose principal office is located at 2001 North Congress Avenue, Riveria Beach, FL 33404 ("MAKERS"), promise to pay to Linda Merchant Bell, Carol Merchant Kirby and Wilson C. Merchant III (collectively, the "PAYEE") at such place as Payee may from time to time designate, the principal amount of [__________ Dollars ($_________)]. This Promissory Note is being made pursuant to Section 3.03(a) of that certain Stock Purchase Agreement dated as of March 25, 2003, among TBC Corporation, Payee and the other parties thereto (the "PURCHASE AGREEMENT").

         1.   PAYMENT.

                  The full principal amount of this Promissory Note shall be due and payable on [fifteen (15) days after Closing], April [__], 2003 (the "PAYMENT DATE"). Interest shall accrue at a rate of 4.25% per annum and be payable on the Payment Date.

         2.   MANNER OF PAYMENT.

                  Payment hereunder shall be made in lawful money of the United States of America. If any payment of principal on this Promissory Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. "BUSINESS DAY" means any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

         3.   EVENTS OF DEFAULT.

                  The occurrence of any of the following shall constitute an event of default ("EVENTS OF DEFAULT") hereunder:

                  (a) Failure to pay when due the principal payable hereunder;

                  (b) The failure of either Maker generally to pay its debts as such debts become due, the admission by either Maker in writing of its inability to pay its debts as such debts become due, or the making by either Maker of any general assignment for the benefit of creditors;

                  (c) If pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors, either Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; or (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official.

                  Upon the occurrence of such Event of Default, the entire principal amount hereof shall be accelerated and shall be immediately due and payable, at the option of Payee, without demand or notice, and in addition thereto and not in substitution therefor, Payee shall be entitled to exercise any one or more rights and remedies provided by applicable law. Failure to exercise said option to pursue such other remedies shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default.

         4.   WAIVER.

                  Each Maker hereby waives presentment, protest, demand, notice of dishonor, setoff and all other defenses and pleas on the grounds of any extension or extensions of the time of payment or the due date of this Promissory Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Promissory Note and no delay in enforcement of this Promissory Note or in exercising any right or power hereunder, shall affect the liability of Makers or of either Maker.

         5.   SUCCESSORS AND ASSIGNS.

                  The rights and obligations of Makers and Payee of this Promissory Note shall be binding upon and benefit the respective successors and assigns of Makers and Payee.

         6.   NOTICES.

                  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or by facsimile transmission, by certified or registered mail, return receipt requested, postage prepaid, or by telegram or telex, to the respective addresses of Makers and Payee first set forth above or to such other address which either party may designate by notice in writing to the other party. Each such notice, demand or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed given for all purposes at such time it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         7.   GOVERNING LAW.

                  This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         8.   SEVERABILITY.

                  If any part of any provision of this Promissory Note shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Promissory Note.

         9.   COSTS OF COLLECTION.

                  In the case of an Event of Default pursuant to Section 3 hereof, and if litigation is brought by Payee as a result thereof, then Payee shall be entitled to recover from Makers, or from either Maker, all reasonable attorneys' fees and costs incurred in connection therewith.

         10.  HEADINGS; REFERENCES.

                  All headings used herein are used for convenience only and shall not be used to construe or interpret this Promissory Note.

         11.  NO WAIVER.

                  Any failure by Payee to exercise any right under this Promissory Note shall not be construed as a waiver of the right to exercise the same or any other right at any time. This Promissory Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. No amendment to or modification of this Promissory Note shall be binding upon Payee unless in writing and signed by Payee.

               [Remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, the undersigned have caused this Promissory Note to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                    TBC CORPORATION

                                    By:_________________________________________
                                       Title:

                                    TIRE KINGDOM, INC.

                                    By:_________________________________________
                                       Title:

                                                                       EXHIBIT B

                            Merchant's, Incorporated
                  Election Price Determination and Allocations

                                                      Aggregate FMV                           Allocation of ADSP
                                                      -------------                           -----------------
Class I:

   Cash & Cash Equivalents                  GAAP value at closing date                GAAP value at closing date

Class II:

   Not Applicable

Class III:

   Demand Note Receivable (Inter-Company
   Receivable)                              GAAP value at closing date                GAAP value at closing date

   Accounts Receivable                      GAAP value at closing date                GAAP value at closing date

Class IV:

   Inventories                              FIFO value at closing date                FIFO value at closing date

Class V:

   Prepaid & Other Assets                   GAAP value at closing date                GAAP value at closing date

   Deferred Warranty Costs                  GAAP value at closing date                GAAP value at closing date

   Prepaid Income Taxes                     GAAP value at closing date                GAAP value at closing date

   Land & Land Improvements                 Fair market value at closing date         Fair market value at closing date

   Building & Building Improvements         Fair market value at closing date         Fair market value at closing date

   Machinery, Equipment,                    $9,624,129                                $9,624,129
   Furniture & Fixtures

                            Merchant's, Incorporated
                  Election Price Determination and Allocations

                                                      Aggregate FMV                           Allocation of ADSP
                                                      -------------                           -----------------
   Leasehold Improvements                   Fair market value at closing date         Fair market value at closing date
Class V Continued:

   Investments in Merban, Inc.              $1,000,000                                $1,000,000

   Other Non Current Assets                 GAAP value at closing                     GAAP value at closing

   Hercules Stock                           Fair market value at closing date         Fair market value at closing date

Class VI:

   Triad Covenant Not To
   Compete                                  $0                                        $0

   Havelock Covenant Not To
   Compete                                  $0                                        $0

   Merchant's Incorporated
   Covenant Not to Compete                  $100,000                                  $100,000

Class VII:

   Triad Goodwill                           GAAP value at closing                     GAAP value at closing

   Joe Greene Goodwill                      GAAP value at closing                     GAAP value at closing

   Merchant's Incorporated                  ADSP remaining after allocation to        ADSP remaining after allocation to
   Goodwill                                 Class I, II, III, IV, V, VI               Class I, II, III, IV, V, VI

Merchant's Assets

The Purchase Price allocated among Merchant's assets consists of the Net Purchase Price stated in Section 3.02 of the Agreement (in the form of an installment note), adjusted if actual payment by TBC is reduced, plus Amount Reimbursed by TBC, pursuant to Sect. 12.04, when paid,

plus Earnout Amounts, when paid,

plus Liabilities Assumed, consisting of:

         Accounts payable shown as of Closing;

         Accrued Salaries, Wages and others (less disputed insurance workers' compensation amount) shown as of Closing;

         Accrued Vacation shown as of Closing; and

         Deferred Compensation paid and/or shown as of Closing

         Unpaid 401(k) Matching Amounts

         Amounts payable pursuant to Merchant's Sale Incentive Bonus Plan and Negotiators Incentive Bonus Plan

         Amounts payable pursuant to the Capital Leases and Debt

plus, with respect to the deemed purchase of assets by TBC, acquisition costs incurred by TBC or less, with respect to the deemed side of assets by Merchant's, selling costs incurred by the Stockholders.

                                  Merban, Inc.
                  Election Price Determination and Allocations

                                                      Aggregate FMV                           Allocation of ADSP
                                                      -------------                           -----------------
Class I:

   Cash & Cash Equivalent                   GAAP value at closing date                GAAP value at closing date

Class II:

   Not Applicable

Class III:

   Accounts Receivable                      GAAP value at closing date                GAAP value at closing date

Class IV:

   Inventories                              FIFO value at closing date                FIFO value at closing date

Class V:

   Prepaid & Other Assets                   GAAP value at closing date                GAAP value at closing date

   Deferred Warranty Costs                  GAAP value at closing date                GAAP value at closing date

   Prepaid Income Taxes                     GAAP value at closing date                GAAP value at closing date

   Land & Land Improvements                 Fair market value at closing date         Fair market value at closing date

   Building & Building Improvements         Fair market value at closing date         Fair market value at closing date

   Machinery, Equipment,                    Fair market value at closing date         Fair market value at closing date
   Furniture & Fixtures

   Leasehold Improvements                   Fair market value at closing date         Fair market value at closing date

Class V: (Continued)

   Other Non Current Assets                 GAAP value at closing date                GAAP value at closing date

                                  Merban, Inc.
                  Election Price Determination and Allocations

                                                      Aggregate FMV                           Allocation of ADSP
                                                      -------------                           -----------------
Class VI:

   Not Applicable

Class VII:

   Merban, Inc. Goodwill                    ADSP remaining after allocation to        ADSP remaining after allocation to
                                            Class I, II, III, IV, V, VI               Class I, II, III, IV, V, VI

Merban's Assets

The Purchase Price allocated among the Merban assets is $1,000,000.

                                                                       EXHIBIT C

                               EXCLUDED PROPERTIES

01047    Baltimore
02006    Durham
02010    Durham (Sold in 2002)
06003    Madison Heights
06074    Richmond (Sold in 2002)

Manassas Leasehold Improvements

                                    EXHIBIT D
               ASSUMED RENTAL EXPENSE ALLOCATED TO OWNED PROPERTY

=========================================================================================
Location
   #                            Adress                                 2002 Internal Rent
=========================================================================================
  01006    379 Hungerford Drive, Rockville, MD 20850                         80,000
-----------------------------------------------------------------------------------------
  01017    4801 Lee highway, Arlington, VA 22207                             98,070
-----------------------------------------------------------------------------------------
  01018    1141 Bladensburg Road, Washington, DC 20002                       50,000
-----------------------------------------------------------------------------------------
  01026    9073 Eucid Avenue, Manassas, VA 20110                            119,000
-----------------------------------------------------------------------------------------
  02003    2720 Hillsborough Road, Durham, MC 27705                          45,000
-----------------------------------------------------------------------------------------
  04082    9073 Eucid Avenue, Manassas, VA 20110                             75,184
-----------------------------------------------------------------------------------------
  05016    7400 N. Military Highway, Norfolk, VA 23518                       65,000
-----------------------------------------------------------------------------------------
  05018    201 W. Mercury Blvd.,  Hampton, VA 23669                          45,000
-----------------------------------------------------------------------------------------
  05019    13776 Warwick Blvd., Newport News, VA 23602                       45,000
-----------------------------------------------------------------------------------------
  05021    1805 N. Battlefield Blvd.,  Chesapeake, VA 23320                  51,831
-----------------------------------------------------------------------------------------
  05036    1800 E. Millbrook Road, Raleigh, NC 27609                         73,395
-----------------------------------------------------------------------------------------
  05037    6120 Duraleigh Road, Raleigh, NC 27612                            25,000
-----------------------------------------------------------------------------------------
  05038    1480 US Highway 70 West, Garner, NC  27529                        75,000
-----------------------------------------------------------------------------------------
  06041    411 W. Baltimore Pike,  Bel Air, MD 21014                        111,540
-----------------------------------------------------------------------------------------
  06067    18820 Woodfield Road, Gaithersburg, MD 20879                      80,000
-----------------------------------------------------------------------------------------
  06068    10900 Hull Street Road, Midlothian, VA 23112                      75,000
-----------------------------------------------------------------------------------------
  06070    1101 Sturbridge Drive, Richmond, VA 23235                         65,000
-----------------------------------------------------------------------------------------
  06080    1150 Smallwood Drive, Waldorf, MD 20603                           68,434
-----------------------------------------------------------------------------------------
  08006    1211 Greenville Road, Staunton, VA 24401                          30,004
-----------------------------------------------------------------------------------------
                                                                          1,277,458
                                                                       ==================

                                                                       EXHIBIT E

                                April ____, 2003

TBC Corporation
4770 Hickory Hill Drive
P. O. Box 18342
Memphis, Tennessee 38181-0342

                  RE:   STOCK SALE OF MERCHANT'S, INCORPORATED

Ladies and Gentlemen:

         We have acted as special counsel to (i) Linda Merchant Bell, Carol Merchant Kirby and Wilson C. Merchant, III (collectively, the "Stockholders"), and (ii) Merchant's, Incorporated (the "Company") in connection with the transactions described in that certain Stock Purchase Agreement, dated as of March 25, 2003 (the "Purchase Agreement") by and between each of the Stockholders and TBC Corporation (the "Buyer").

         This opinion letter is furnished to Buyer pursuant to Section 10.02(c) of the Purchase Agreement. In this opinion letter, capitalized terms shall have the same meanings ascribed to them in the Purchase Agreement, unless otherwise defined herein.

         In arriving at the opinions expressed below, we have (a) examined the Purchase Agreement, including the executed counterparts of the Purchase Agreement; (b) examined the Escrow Agreement of even date herewith by and among U.S. Bank Trust National Association, Buyer and each of the Stockholders; (c) examined such corporate documents and records of the Company, and such other instruments and certificates of public officials, officers and representatives of the Company and the Stockholders as we have deemed necessary or appropriate to render this opinion letter; and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions. For purposes of this opinion letter, the Purchase Agreement and the Escrow Agreement are sometimes referred to collectively as the "Agreements".

         We have assumed, with Buyer's consent and without independent investigation, (i) that the signatures (other than those of the Stockholders) on all documents examined by us are genuine and that where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such documents had authority to do so, (ii) the legal capacity of signatories who are natural persons,

(iii) the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (iv) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

         We have further assumed, with Buyer's consent and without independent investigation, (i) except as to each Stockholder to the extent discussed in our opinion in paragraph 3 below, that all of the Agreements examined by us have been duly authorized, executed and delivered by all of the parties thereto, (ii) except as to each Stockholder to the extent discussed in our opinion in paragraph 2 below, that all such Agreements constitute legal, valid, binding and enforceable obligations of all of the parties thereto, (iii) that all signatories to such documents have been duly authorized, (iv) that all such parties are duly organized and validly existing and in good standing, (v) that all such parties have the power and authority (corporate or other) to execute, deliver and perform their respective obligations under the Agreements, and (vi) except as to each Stockholder to the extent discussed in our opinion in paragraph 4 below, compliance with applicable laws and regulations.

         Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and, as of April 1, 2003, in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as it is now being conducted.

         2. The Subsidiary is a corporation duly incorporated, validly existing and, as of March 25, 2003, in good standing under the laws of the Commonwealth of Virginia. The Subsidiary has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as it is now being conducted.

         3. To our knowledge, each of the Stockholders has full right and lawful authority to execute and deliver the Agreements and to consummate the transactions contemplated thereby. Each of the Purchase Agreement and the Escrow Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes a legal, valid and binding agreement of each Stockholder, enforceable against such Stockholder in accordance with its respective terms, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and (b) as the enforceability of such Agreements is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing; provided however that we express no opinion in this paragraph with respect to matters relating to title to, or ownership of the Shares.

         4. The execution, delivery and performance of each of the Agreements by each Stockholder do not (a) to our knowledge, constitute a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which any Stockholder or the Company is a party or by which it, the Shares or any of the assets or properties of the Company may be bound, except as set forth in the Purchase Agreement or the Schedules, (b) violate any law or regulation applicable to any Stockholder,
                  (c) to our knowledge, violate any currently existing judgment, order, writ, injunction or decree specifically directed to any Stockholder of any court, governmental or administrative agency or other body, or (d) to our knowledge, result in the creation or imposition of any claim, lien, charge or encumbrance of any nature upon any of the assets or properties of the Company pursuant to any currently existing indenture, mortgage, deed of trust, or other written agreement or instrument; provided however, we express no opinion as to compliance with the terms, conditions or provisions of any financial covenants or covenants where compliance with such covenant is dependent upon financial calculations.

         5. Based solely upon our review of the Company's stock records and minute books, the authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 9,350,000 shares are voting common stock and 650,000 shares are non-voting common stock. 8,199,999 voting common shares are issued and outstanding and no non-voting common shares are issued or outstanding. 2,733,333 shares of voting common stock are held of record by each Stockholder. To our knowledge, (i) there are no other shares of capital stock of the Company outstanding, (ii) the Company has not issued any securities convertible into or exchangeable for, or outstanding options, warrants or other rights to purchase or to subscribe for, any shares of stock or other securities of the Company, (iii) there are no subscriptions, calls, options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company, and (iv) except for the Purchase Agreement, there are no contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

         6. Based solely upon our review of the Subsidiary's stock records and minute books, the authorized capital stock of the Subsidiary consists of 2,000 shares of common stock, par value $1.00 per share, of which 1,266 shares are issued and outstanding and are held of record by the Company. To our knowledge, (i) there are no other shares of capital stock of the Subsidiary outstanding, (ii) the Subsidiary has not issued any securities convertible into or exchangeable for, or outstanding options, warrants or other rights to purchase or to subscribe for, any shares of stock or other securities of the Subsidiary, (iii) there are no subscriptions, calls, options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Subsidiary, and (iv) there are no contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

         7. All material authorizations, approvals and consents of, notices to, and filings and registrations with, any governmental or administrative agency or other body or any other person or entity necessary for the execution and delivery by any Stockholder of the Purchase Agreement and each of the other Agreements and the performance by any Stockholder of his or her obligations thereunder, have been obtained, effected or given and are in full force and effect.

         8. To our knowledge, (i) there are no actions, suits, claims, investigations (legal or administrative) or arbitration proceedings pending by or against any Stockholder or the Company and relating to or which question the validity of the Purchase Agreement or any of the other Agreements, or the transactions contemplated thereby, before any court, governmental or administrative agency or other body, and no judgment, order, writ, injunction or decree of any court or governmental agency or other body has been entered against or served upon a Stockholder or the Company relating to or which questions the validity of the Purchase Agreement or any of the other Agreements or the transactions contemplated thereby, and
                  (ii) there are no actions, suits, claims, investigations (legal or administrative) or arbitration proceedings pending or overtly threatened by or against the Company except as set forth in the Schedules.

         The opinions as expressed herein are subject to the following limitations and qualifications:

         a. In rendering the opinions set forth in paragraph 1 above as to the good standing of the Company under the laws of the State of Delaware and in paragraph 2 above as to the good standing of the Company under the laws of the Commonwealth of Virginia, we have relied exclusively upon certificates of public officials.

         b. With your consent, we have assumed and relied upon, with respect to the factual matters set forth therein, (i) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and (ii) the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Agreements.

         c. Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn attorneys who have represented the Stockholders and the Company during the course of our limited representation of such Stockholders and the Company in connection with the Agreements. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

         d. We express no opinion as to the validity, binding effect or enforceability of (i) any indemnification provision of any of the Agreements to the extent such obligation to indemnify is contrary to applicable law or public policy or requires an indemnification of a party for its own action or inaction to the extent that such action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (ii) any severability provision of any of the Agreements.

         e. We express no opinion as to any law, rule or regulation relating to (i) pollution or protection of the environment, (ii) employee rights and benefits or occupational safety and health, (iii) securities or "blue sky" laws, (iv) antitrust laws, (v) tax laws, (vi) any law, rule, regulation, ordinance, code or similar provision of law of any state, county, municipality, or similar political subdivision or any agency or instrumentality thereof, or
(vii) any law, rule, regulation ordinance, code or similar provision of law of any foreign nation or any political subdivision or any agency or instrumentality thereof.

         f. The enforceability of provisions in the Agreements to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

         g. We express no opinion as to the enforceability of provisions of the Agreements relating to consent to jurisdiction insofar as such provisions purport to confer subject matter jurisdiction to a federal court.

         h. We express no opinion with respect to dispute resolution provisions of the Agreements. We have based our opinions upon a consideration of legal principles that would be applicable in judicial proceedings.

         The opinions expressed herein are based upon the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligations to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the date hereof.

         The opinions expressed herein are limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

         We are members of the bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America, the corporate and commercial laws of the State of New York, and the General Corporation Law of the State of Delaware.

         The opinions expressed herein are furnished solely for the benefit of the Buyer, and they may not be used, quoted from or relied on by or delivered to any other person without our express prior written consent.

                                               Very truly yours,

                           EXHIBIT F
                           Computation of Gross Up

NO 338(h)(10) ELECTION:

                                                                          LINDA M.     CAROL M.      WILSON C.
                                                                           BELL         KIRBY     MERCHANT, III
                                                                          (TEXAS)    (VIRGINIA)     (VIRGINIA)     Description
Resident State Rates                                    COLUMN I            0%          5.75%        5.75%        of Calculation
                                                                         --------------------------------------
NET PURCHASE PRICE OF SHARES                           20,000,000        6,666,667    6,666,667     6,666,667            A

SHAREHOLDER'S TAX BASIS                                   600,000          200,000      200,000       200,000            B
                                                       ----------        ------------------------------------

GAIN                                                   19,400,000        6,466,667    6,466,667     6,466,667            C
                                                       ==========        ====================================

FEDERAL TAX (20%)                                                        1,293,333    1,293,333     1,293,333            D

STATE TAX NET OF FEDERAL BENEFIT

((1-.386) x RESIDENT STATE RATE)                                                 -      228,273       228,273            E
                                                                         ------------------------------------

TOTAL FEDERAL AND STATE INCOME TAX                                       1,293,333    1,521,607     1,521,607            F
                                                                         ====================================

338(h)(10) ELECTION:

ORDINARY INCOME/(LOSS) @ 38.6%                            100,000           12,867       12,867        12,867            G

SECTION 1245 GAIN/(LOSS) @ 38.6%                        1,000,000          128,667      128,667       128,667            H

SECTION 1231 GAIN/(LOSS) @ 20%                            100,000            6,667        6,667         6,667            I

NET SECTION 1250 GAIN/(LOSS) @ 25%                        500,000           41,667       41,667        41,667            J

LONG TERM CAPITAL GAIN @ 20%                           17,700,000        1,180,000    1,180,000     1,180,000            K
                                                                         ------------------------------------

TOTAL FEDERAL TAX                                                        1,369,867    1,369,867     1,369,867            L

STATE TAX NET OF FEDERAL BENEFIT
((1-.386) x EFFECTIVE STATE RATE)

  ON PASS-THRU INCOME                  Inside gain     19,400,000          237,327      237,327       237,327            M

STATE TAX NET OF FEDERAL
  BENEFIT ((1-.386) x RESIDENT STATE
  RATE) ON CAPITAL GAIN/(LOSS) ON

  REDEMPTION OF STOCK                  Outside gain             0                -            -             -            N
                                                                         ------------------------------------

TOTAL FEDERAL AND STATE INCOME TAX                                       1,607,193    1,607,193    1,607,193 O
                                                                         ===================================

DIFFERENCE IN TOTAL TAX                                                    313,860       85,587       85,587 P

GROSS UP RATE (100% - 20%- EFFECTIVE
  RESIDENT SATE TAX RATE
  NET OF FEDERAL BENEFIT)                                                    80.00%       76.50%       76.50% Q
                                                                                                                          Total

GROSS UP AMOUNT                                                            392,325      111,878      111,878  R====>     616,081 S
                                                                         ===================================             =======

Assumptions and Definitions:

The amounts in Column I are for illustrative purposes only. They help clarify the mathematical calculations and are not intended to be representative of the actual amounts arising from the Purchase and Sale transaction. For purposes of computing the actual gross up amount the actual amounts will be inserted into column I and by operation of the mathematical formula's the actual gross up will be determined.

These computations are based on an all cash transaction paid at closing. The actual income recognized at closing will result in income different than is set forth above.

The above methodology is not intended to state that gain will be included necessarily in any of the categories shown but only reflects how the gross up is calculated if such gain is recognized.

The above formula assumes that any tax consequences to Merban attributable to the Section 338(h)(10) election will be borne solely by purchaser. The maximum deductions or losses used in calculating the Ordinary Income/(Loss) line with respect to deductions that are taken into account in a Section 338 (h) (10) transaction but that are not taken into account in a stock purchase without a
Section 338 (h) (10) election is $1,000,000.

Amounts payable pursuant to the Sale Incentive Plan and the Negotiators Bonus Plan will be taken into account as permitted for tax purposes and without regard to the $1,000,000 limitation, in calculating the Ordinary Income (Loss) line with respect to deductions that are taken into account in a Section 338 (h) (10) transaction that might not be taken into account in a stock purchase without a
Section 338 (h) (10) election.

Vocalization of the formulas:

                              A Net purchase Price divided by three

                              B Shareholder basis divided by three

                              C Equals A minus B

                              D Equals C times 20 percent

                              E Equals D times Resident state Tax rate (net of
                                federal benefit)

                              F Equals D plus E

                              G Column I amount times the Federal ordinary
                                income or loss rate divided by three.

                              H Column I amount times the Federal ordinary
                                income or loss rate divided by three

                              I Column I amount times the Federal long-term
                                capital gain rate divided by three

                              J Column I amount times the Federal unrecaptured
                                section 1250 gain rate divided by three

                              K Column I amount times the Federal long-term
                                capital gain rate divided by three

                              L Equals G plus H plus I plus J plus K

                              M Column I amount times the Effective state Tax
                                rate (net of federal benefit) on pass-through income divided by three.

                              N Column I amount times the Resident state Tax
                                rate (net of federal benefit) divided by three.

                              O Equals L plus M plus N

                              P Equals O minus F

                              Q The Gross Up Rate

                              R Equals P divided by Q

                              S This is the total gross up amount and is the
                                sum of the three amounts in R

                                                                       EXHIBIT G

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT is being executed this ____ day of April, 2003, by and among U.S. BANK TRUST NATIONAL ASSOCIATION ("Escrow Agent"), TBC CORPORATION ("Buyer"), and LINDA MERCHANT BELL ("Mrs. Bell"), CAROL MERCHANT KIRBY ("Mrs. Kirby"), and WILSON C. MERCHANT III ("Dr. Merchant"), under the following circumstances:

                  A. Mrs. Bell, Mrs. Kirby, and Dr. Merchant (collectively, the "Stockholders") and Buyer are parties to a Stock Purchase Agreement, dated March 25, 2003 (the "Purchase Agreement"), pursuant to the terms of which Buyer is acquiring all of the issued and outstanding capital stock of Merchant's, Incorporated (the "Company").

                  B. Contemporaneously with the execution of this Agreement, the parties are closing the transactions contemplated by the Purchase Agreement, a true and complete copy of which will be delivered to the Escrow Agent promptly after the execution of this Agreement.

                  C. Pursuant to the terms of the Purchase Agreement, a portion of the consideration payable by Buyer is required to be escrowed for the purposes and upon the terms set forth hereinafter.

                  D. Buyer and the Stockholders desire to appoint the Escrow Agent as the agent for such escrow arrangement, and Escrow Agent is agreeable to acting as such.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. Certain Definitions. (a) In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Claim" means a claim for reimbursement pursuant to Section 13.03 of the Purchase Agreement.

         "Automatic Payment Claim" means a Claim relating to any State Claim described in clauses (i) through (v) of Subsection 13.01(b) of the Purchase Agreement.

         "Third Party Claim" means any Claim (other than an Automatic Payment Claim) which involves a claim or demand being asserted or sought to be collected by a third party.

         "Non Third Party Claim" means any Claim, other than an Automatic Payment Claim or a Third Party Claim, and includes any Claim for attorneys' fees and other costs and expenses incurred by Buyer in connection with any Third Party Claim which is not covered by a Direction Letter described in Section 6(d) of this Agreement.

         (b) All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

         2. Appointment of Escrow Agent. Buyer and the Stockholders hereby appoint the Escrow Agent, and Escrow Agent hereby accepts appointment, as agent to hold the Escrowed Amounts (as defined in Section 4(b) hereof) and to distribute the same in accordance with the terms of this Agreement.

         3. Deposit of Funds. Buyer hereby deposits with the Escrow Agent, and Escrow Agent acknowledges receipt of, $4,050,000 (the "Principal Funds").

         4. Escrow Account; Obligations of the Escrow Agent. (a) Escrow Agent shall maintain an account (the "Escrow Account"), into which it shall deposit the Principal Funds.

         (b) Escrow Agent shall invest any and all amounts from time to time held in the Escrow Account in certificates of deposit, short term obligations of the U.S. government, or overnight money market funds, as specified in accordance with the joint written instructions of Buyer and at least two Stockholders from time to time received by the Escrow Agent. If no such instructions have been received, the Escrow Agent shall invest all amounts then held in the Escrow Account in the First American Treasury Obligation Fund (Class A). The interest earned as a result of any such investment ("Interest") shall be credited to and deposited into the Escrow Account. (The sum of the Principal Funds plus the Interest from time to time held in the Escrow Account is referred to hereinafter as the "Escrowed Amounts.")

         (c) Escrow Agent shall maintain and preserve the Escrowed Amounts and shall disburse the same from the Escrow Account only as provided hereinafter or by court order.

         (d) For purposes of any IRS Form 1099 reporting requirements, the Escrow Agent shall report one-third of the Interest earned on the Principal Funds, but not yet disbursed from the Escrow Account in accordance with the provisions of Section 11(c) below, as having been earned by each Stockholder. Promptly after the execution of this Agreement, each Stockholder shall provide to the Escrow Agent a completed IRS Form W-9 and all other information necessary to enable the Escrow Agent to fulfill its reporting responsibilities to the IRS.

         5. Claim Notices. (a) In the event any Third Party Claim (other than a Third Party Claim disclosed in the Schedules) or any Non Third Party Claim should arise, Buyer shall promptly provide a written notice to the Stockholders which sets forth all relevant information with respect to the Claim and includes copies of all relevant documents (a "Claim Notice").

         (b) Buyer's failure to provide a Claim Notice within any specified period of time shall not affect Buyer's rights hereunder if Buyer cures such failure by providing the required

Claim Notice on or before the Termination Date (as defined in Section 9(a) hereof) and, in the case of any Third Party Claim, the Stockholders' right to assume control of the Claim has not been prejudiced in any material manner by Buyer's delay in providing the Claim Notice.

         6. Third Party Claims Procedures and Payment. (a) In the case of any Third Party Claim disclosed in the Schedules, the Stockholders hereby agree that Buyer shall control the defense, settlement, adjustment, or compromise of such Claim, subject to the last sentence of Section 6(c).

         (b) In the case of any Third Party Claim not disclosed in the Schedules, the Stockholders shall have the right (but not the obligation) to assume control of the defense, settlement, adjustment, or compromise of the Claim by giving written notice of exercise of this right (an "Assumption Notice") to Buyer within 15 days after the date of the Claim Notice relating thereto. In order to be effective, the Assumption Notice must be executed by at least two of the Stockholders. If an Assumption Notice is timely given, the Stockholders shall assume control of the Third Party Claim, with counsel which is reasonably satisfactory to Buyer, and (i) all expenses associated with the defense, settlement, adjustment, or compromise of the Third Party Claim shall be borne by the Stockholders; (ii) Buyer shall, at the Stockholders' expense, provide the Stockholders with such information and assistance as the Stockholders may reasonably request; (iii) Buyer shall be entitled to participate in the defense of the Third Party Claim, but shall not be entitled to reimbursement from the Escrow Account with respect to the costs and expenses of such defense if the Stockholders shall have assumed such defense with counsel reasonably satisfactory to Buyer; and (iv) the Stockholders shall obtain the prior written approval of Buyer, which shall not be unreasonably withheld, before entering into any settlement, adjustment, or compromise of the Third Party Claim or ceasing to defend against such Claim, if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other nonmonetary relief or any monetary relief not discharged in full by the Stockholders would be imposed against Buyer, the Company, or the Subsidiary.

         (c) In the event that at least two of the Stockholders do not choose to assume control of the defense, settlement, adjustment, or compromise of any Third Party Claim or an Assumption Notice is not given within 15 days after the date of the Claim Notice relating thereto, Buyer shall control and defend the same. In such event, no settlement, adjustment, or compromise of such Third Party Claim shall be made by Buyer without the prior written consent of at least two of the Stockholders, which shall not be unreasonably withheld.

         (d) Notwithstanding the provisions of Section 6(b), if the Stockholders fail to take timely and diligent action to defend any Third Party Claim, or if the interests of Buyer and the Stockholders in such defense are materially adverse, Buyer shall have the right to defend and settle the same as Buyer may reasonably deem appropriate, provided that no settlement, adjustment, or compromise of such Third Party Claim shall be made by Buyer without the prior consent of at least two of the Stockholders, which shall not be unreasonably withheld.

         (e) If Buyer settles, adjusts, or compromises any Third Party Claim with the consent of at least two of the Stockholders, Buyer and such Stockholders shall execute and deliver to the Escrow Agent, as promptly as is reasonably practicable under the circumstances, but in all events within five business days after such settlement, adjustment, or compromise, a letter (the "Direction Letter") specifying the amount of such settlement, adjustment, or compromise, together with the amount of any attorneys' fees and other costs and expenses which were incurred by Buyer in connection with such Third Party Claim and which such Stockholders have agreed are reimbursable from the Escrow Account. The Escrow Agent shall, within two business days after receipt of such Direction Letter, pay to Buyer the amount specified therein from the Principal Funds in the Escrow Account.

         (f) If Buyer is unable to settle, adjust, or compromise any Third Party Claim upon terms that are satisfactory to at least two of the Stockholders, Buyer shall continue to control the defense of such Claim. At any time during such defense, Buyer may, if it so chooses, submit to arbitration as provided in Section 13 the issues of whether the terms of any proposed settlement, adjustment, or compromise of such Third Party Claim are reasonable and, if so, whether Buyer is entitled to reimbursement for such Third Party Claim from the Escrowed Amounts. Buyer shall do so by filing a Notice of Arbitration (as defined in Section 13(b) hereof) and shall promptly provide a copy of the same to Stockholders. Promptly after completion of the arbitration proceedings, Buyer shall execute and deliver a Direction Letter to the Escrow Agent authorizing the disbursal to Buyer of the amount so determined in the arbitration proceeding, and the Escrow Agent shall make payment of the amount specified in such Direction Letter from the Principal Funds in the Escrow Account within two business days after receipt thereof. To the extent that the arbitration is resolved in the Stockholders' favor, no distribution shall be made to Buyer with respect to the portion of the Third Party Claim resolved in the Stockholders' favor, and such amount shall remain in the Escrow Account until distribution is otherwise required hereunder.

         (g) If Buyer, the Company, or the Subsidiary receives an adverse judgment in any legal proceedings relating to any Third Party Claim, Buyer shall have the right to issue to the Escrow Agent a Direction Letter with respect to such Third Party Claim at any time thereafter, setting forth the basis upon which it is issuing the Direction Letter and instructing the Escrow Agent to disburse from the Principal Funds in the Escrow Account an amount equal to the Damages incurred by Buyer, the Company, or the Subsidiary in connection therewith. Buyer shall provide a copy of the Direction Letter to the Stockholders no later than the date upon which such Direction Letter is issued to the Escrow Agent. The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay such Damages from the Principal Funds in the Escrow Account in accordance with the Direction Letter so received.

         7. Non Third Party Claims Procedures and Payment. (a) Buyer and the Stockholders agree to use good faith efforts to resolve amicably all Non Third Party Claims, to respond to requests made by the other as promptly as is reasonably practicable under the circumstances, and to provide each other with all information reasonably requested by the other to enable the other to assess the basis for any Non Third Party Claim (or any objection to the assertion of such a Claim) or the magnitude of such Claim. Without limiting the foregoing, the Stockholders shall respond in writing to any Non Third Party Claim asserted by Buyer as promptly as is reasonably practicable under the circumstances, but in all events within thirty days after receipt by the Stockholders of the Claim Notice relating thereto. The Stockholders' written response (a "Claim Response") shall specify either that (and to the extent to which) the

Stockholders consent to the payment of the Non Third Party Claim or object to the payment of such Claim and stating its reasons therefor.

         (b) If (and to the extent that) any Claim Response indicates that at least two of the Stockholders consent to the payment of any Non Third Party Claim, Buyer and such Stockholders shall execute and deliver to the Escrow Agent, as promptly as is reasonably practicable under the circumstances, but in all events within five business days after receipt by Buyer of such Claim Response, a Direction Letter specifying the amount that such Stockholders have consented to be paid to Buyer with respect to such Claim (to the extent of such consent, an "Allowed Claim"). The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay the Allowed Claim from the Principal Funds in the Escrow Account in accordance with the Direction Letter.

         (c) If any Claim Response contains an objection to the payment of any Non Third Party Claim (or any portion thereof) described therein (a "Disputed Claim"), then (i) Buyer and the Stockholders executing such Claim Response shall deliver a Direction Letter pursuant to Section 7(b) above with respect to the payment of the undisputed portion (if any) of such Claim, and
(ii) Buyer and such Stockholders shall use their best efforts to resolve the Disputed Claim. If the parties are unable to resolve the Disputed Claim within sixty days after the date of the Claim Response relating thereto, the Stockholders shall have the right to submit the Disputed Claim to arbitration as provided in Section 13. The Stockholders shall do so by filing a Notice of Arbitration within such sixty day period and shall promptly provide a copy of the same to Buyer.

         (d) If at least two of the Stockholders fail either (i) to respond to any Claim Notice relating to any Non Third Party Claim within thirty days after receipt of the same, or (ii) to file a Notice of Arbitration with respect to any Disputed Claim within sixty days after the date of its Claim Response relating thereto, the Stockholders shall be deemed to have agreed to the validity of such Non Third Party Claim for the full amount thereof and to have consented to the payment thereof. Buyer shall have the right to issue to the Escrow Agent a Direction Letter with respect to any such Non Third Party Claim at any time thereafter, setting forth the basis upon which it is issuing the Direction Letter and instructing the Escrow Agent to disburse from the Principal Funds in the Escrow Account an amount equal to the amount of such Claim as indicated in the Claim Notice initially provided by Buyer with respect thereto. Buyer shall provide a copy of such Direction Letter to the Stockholders no later than the date upon which such Direction Letter is issued to the Escrow Agent. The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay the Non Third Party Claim from the Principal Funds in the Escrow Account in accordance with the Direction Letter so received.

         (e) If at least two of the Stockholders, acting jointly, file a Notice of Arbitration within sixty days after the date of their Claim Response relating to any Disputed Claim, Buyer shall not issue a Direction Letter with respect to the Disputed Claim and no disbursal of Principal Funds from the Escrow Account shall be made with respect to such Disputed Claim until final resolution of the Claim (whether by arbitration, settlement, or otherwise). Promptly after such final resolution, Buyer and the Stockholders filing the Notice of Arbitration shall execute and deliver a Direction Letter to the Escrow Agent regarding payment of such Disputed Claim, and the Escrow Agent shall make payment of the amount specified in such Direction Letter from the

Principal Funds in the Escrow Account within two business days after receipt thereof. To the extent that the Disputed Claim is resolved in the Stockholders' favor, no distribution shall be made to Buyer with respect to the portion of the Disputed Claim resolved in the Stockholders' favor, and such amount shall remain in the Escrow Account until distribution is otherwise required hereunder.

         8. Automatic Payment Claims Procedures and Payment. (a) At any time after Buyer makes payment of any State Claim described in clause (i) of Subsection 13.01(b) of the Purchase Agreement, Buyer shall have the right to issue a Direction Letter to the Escrow Agent instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the payment so made by Buyer. Buyer shall provide a copy of such Direction Letter to the Stockholders no later than the date upon which such Direction Letter is issued to the Escrow Agent. The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay the amount set forth in the Direction Letter to Buyer from the Principal Funds in the Escrow Account.

         (b) From time to time after the Company has performed the services described in clauses (ii), (iii), and (iv) of Subsection 13.01(b) of the Purchase Agreement or provided the Gift Cards described in clause (v) of such Subsection 13.01(b), Buyer shall have the right to issue Direction Letters to the Escrow Agent instructing the Escrow Agent to disburse to Buyer from the Escrow Account the amounts described in such clauses and not previously disbursed to Buyer from the Escrow Account. With each Direction Letter, Buyer shall provide appropriate documentation establishing that the services were performed and/or the Gift Cards were provided. Buyer shall provide a copy of each Direction Letter to the Stockholders no later than the date upon which such Direction Letter is issued to the Escrow Agent, together with a copy of all accompanying documentation. The Escrow Agent shall, within two business days after receipt of each Direction Letter described in this Section 8(b), pay the amount set forth in the Direction Letter to Buyer from the Principal Funds in the Escrow Account.

         9. Termination Date and Pending Claims. (a) Subject to the remaining provisions of this Section 9, Buyer's right to reimbursement of Claims from the Escrow Account shall end on April 1, 2007 (the "Termination Date"), and Escrow Agent shall not disburse to Buyer any Principal Funds from the Escrow Account for which a Direction Letter has not been received by the close of business on the Termination Date.

         (b) Not more than two business days after the Termination Date, Buyer shall give to the Stockholders a schedule of all outstanding Claims existing as of the Termination Date and asserted or yet to be asserted by Buyer (the "Schedule of Claims"), and the amount with respect to each such Claim to be held in escrow until such Claim is resolved. Such amount shall not exceed the greatest amount Buyer asserts (in the reasonable good faith discretion of Buyer) is owing or, in the case of a then unliquidated Claim, could reasonably be expected to become owing, with respect to such Claim. Promptly (but in any event within three business days) after the Schedule of Claims is produced, Buyer and the Stockholders shall execute and deliver to the Escrow Agent a Direction Letter instructing the Escrow Agent to release from the Escrow Account and promptly pay to the Stockholders the amount (if any) by which the balance of

Principal Funds in the Escrow Account exceeds the aggregate amount of all Claims listed on the Schedule of Claims.

         (c) On the second business day after final resolution, in accordance with the provisions of this Agreement, of all Claims set forth on the Schedule of Claims, Buyer and the Stockholders shall execute and deliver a final Direction Letter to the Escrow Agent stating that no more Claims exist, and the Escrow Agent shall pay over and distribute to the Stockholders all amounts remaining in the Escrow Account.

         10. Partial Disbursal to Stockholders. (a) On or prior to November 30, 2003, if the Principal Funds then in the Escrow Account exceed $3,250,000, Buyer shall notify the Stockholders and the Escrow Agent in writing whether there exist any pending Claims not disclosed in the Schedules or for which a Claim Notice has not yet been given by Buyer or any State Claims for which no Direction Letter has yet been given by Buyer, together with the amount of such Claim or, if the amount is not yet known, Buyer's reasonable good faith estimate of the maximum amount of such Claim.

         (b) On December 1, 2003, the Escrow Agent shall disburse to the Stockholders an amount equal to the amount, if any, by which the Principal Funds then in the Escrow Account exceed the sum of $3,250,000 plus the amount of any pending Claims, as described in the notice provided by Buyer pursuant to Section 10(a).

         (c) On or prior to April 1, 2004, if the Principal Funds then in the Escrow Account exceed $2,500,000, Buyer shall notify the Stockholders and the Escrow Agent in writing whether there exist any pending Claims not disclosed in the Schedules or for which a Claim Notice has not yet been given by Buyer, together with the amount of such Claim or, if the amount is not yet known, Buyer's reasonable good faith estimate of the maximum amount of such Claim.

         (d) On April 2, 2004, the Escrow Agent shall disburse to the Stockholders an amount equal to the lesser of (i) $750,000 or (ii) the amount, if any, by which the Principal Funds then in the Escrow Account exceed the sum of $2,500,000 plus the amount of any pending Claims, as described in the notice provided by Buyer pursuant to Section 10(c).

         11. Disbursal of Escrowed Amounts. (a) All disbursals to Buyer from the Escrow Account shall be made by wire transfer of funds to such bank account as Buyer shall specify to Escrow Agent in the Direction Letter relating thereto.

         (b) All disbursals to the Stockholders from the Escrow Account shall be made by wire transfer to such bank account or accounts as may be specified by the Stockholder receiving the same, by notice given to the Escrow Agent.

         (c) Within five business days after the end of any month in which any Principal Funds are distributed from the Escrow Account, the Escrow Agent shall also disburse to the party receiving such Principal Funds all Interest accrued on such Principal Funds through the date of disbursal and then remaining in the Escrow Account.

         12. Obligation to Disburse. Escrow Agent shall comply with any Direction Letter received in accordance with Sections 6, 7, 8, or 9 hereof regardless of whether there is any dispute between any of the Stockholders and Buyer as to the Claim to which such Direction Letter relates or the right to issue or validity of such Direction Letter.

         13. Arbitration. (a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation, the validity or amount of any Claim, shall be settled by arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any such arbitration shall be held in Atlanta, Georgia. If necessary, judgment upon any award rendered by the arbitrator in accordance with such Commercial Arbitration Rules may be entered in any court having jurisdiction thereof.

         (b) Arbitration proceedings under this Agreement may be commenced only by the filing with the Atlanta office of the AAA of a notice of intent to arbitrate (a "Notice of Arbitration") executed by at least two of the Stockholders or, in the case of any arbitration described in Section 6(f), by the Buyer. In addition to providing copies to the opposing party(ies), the party(ies) filing a Notice of Arbitration shall also deliver a copy thereof to the Escrow Agent. No Stockholder may commence any arbitration proceedings with respect to any Disputed Claim unless at least one of the other Stockholders joins in the filing of the Notice of Arbitration.

         (c) Arbitration proceedings with respect to any Non Third Party Claim which are not commenced within sixty days after the date of the Claim Response relating thereto shall be forever barred.

         (d) In any arbitration proceedings commenced under this Agreement, the arbitrator shall award to the successful or prevailing party(ies) reimbursement of their reasonable attorneys' fees and other costs incurred in connection therewith, and assess against the losing party(ies) all costs of the arbitration proceedings. If Buyer is the successful or prevailing party, the amount of Buyer's reasonable attorneys' fees and other costs shall be added to the amount to be disbursed from the Escrow Account with respect to the Claim resolved by such proceedings.

         14. Escrow Agent's Liability; Indemnification of Escrow Agent; Resignation and Successor. (a) Escrow Agent shall not be liable to any Stockholder or Buyer for any action taken or omitted to be taken by it under this Agreement, unless such action or omission constitutes gross negligence or willful misconduct on the part of the Escrow Agent. In any arbitration or legal proceeding relating to this Agreement or any dispute hereunder, Escrow Agent shall be indemnified and held harmless from all costs, expenses, and damages (including reasonable attorneys' fees) incurred by it in connection with such action or proceeding (i) by Buyer, if Buyer is the unsuccessful party, or (ii) jointly and severally, by the Stockholders commencing the same, if Buyer is the successful or prevailing party.

         (b) The Escrow Agent may resign at any time, upon thirty days prior written notice to Buyer and the Stockholders, and shall deposit all amounts then held in the Escrow Account with a successor escrow agent to be jointly designated by Buyer and at least two of the Stockholders.

Any such successor escrow agent must agree to be and shall be bound by, and shall have all the rights, duties, and responsibilities of the Escrow Agent under, this Agreement. If, upon the effective date of such resignation, no successor escrow agent shall have been designated, the Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction any part or all of the Escrow Account and shall be relieved of any further obligations under this Agreement. Such resignation shall not deprive the Escrow Agent of its compensation earned prior thereto, and the provisions of
Section 14(a) hereof shall survive any resignation by the Escrow Agent.

         15. Escrow Agent's Fees and Expenses. (a) Escrow Agent shall be paid an initial set-up fee of $1,000, plus an annual fee of $2,000, for its services under this Agreement. In addition, Escrow Agent shall be reimbursed for all reasonable attorneys' fees and reasonable and customary expenses, such as wire transfer and certified or cashier's check charges, incurred by Escrow Agent in connection with this Agreement or the servicing and administration of the Escrow Account. (Such fees and expenses of Escrow Agent are referred to hereinafter as the "Fees and Expenses.")

         (b) Except as otherwise provided in Section 14(b), all Fees and Expenses of the Escrow Agent shall be paid by Buyer.

         16. Miscellaneous. (a) No modification or amendment of any provision of this Agreement shall be effective unless made in written instrument, duly executed by Buyer and at least two of the Stockholders, which refers specifically to this Escrow Agreement and states that an amendment or modification is being made in the respects set forth in such instrument. Modifications or amendments approved by at least two of the Stockholders in accordance with the provisions of this Section 16(a) shall be binding upon all Stockholders.

         (b) This Escrow Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including, in the case of each Stockholder, the heirs, legatees, and legal representatives of such Stockholder.

         (c) All notices, including without limitation, Claim Notices, Resolution Notices, and Claim Responses, and all other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the party or parties for whom intended at such party's address set forth below, and shall be deemed given when received by the party for whom intended:

         If to Buyer:

                  TBC Corporation
                  4770 Hickory Hill Road
                  Memphis, Tennessee 38141
                  Attention: President
                  Fax: (901) 541-3639

         With copy to:

                  Thompson Hine LLP
                  2000 Courthouse Plaza NE
                  Dayton, OH 45402
                  Attention: Sharen Swartz Neuhardt, Esq.
                  Fax: (937) 443-6635

         If to Stockholders:

                  Linda Merchant Bell
                  5834 Park Lane
                  Dallas, TX 75225
                  Fax: (214) 368-3773

                  Carol Merchant Kirby
                  5127 Palisade Lane
                  Washington, DC 20016
                  Fax: (202) 244-4102

                  Wilson C. Merchant III
                  11851 Aberdeen Landing Lane
                  Midlothian, VA 23113
                  Fax: (804) 330-3708

         With copy to:

                  Winston &Strawn
                  1400 L Street, N.W.
                  Washington, D.C. 20005
                  Attention: Peter M. Kirby, Esq.
                  Fax: (202) 371-5950

         If to Escrow Agent:

                  U.S. Bank Trust National Association
                  Third Floor
                  180 East Fifth Street
                  St. Paul, MN 55101
                  Attention: Angela Rieger
                  Phone: (651) 244-8042
                  Fax: (651) 244-8555

         With copy to:

                  U.S. Bank Trust National Association
                  16th Floor
                  100 Wall Street
                  New York, New York 10005
                  Attention:  Adam Berman
                  Phone: (212) 361-2458
                  Fax: (212) 509-3384

Any party may change the address to which notices and other communications are to be directed to such party by giving written notice of such change to the other parties hereto.

         (d) The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of such party's rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or a waiver of any other breach of any other provision of this Agreement.

         (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, as applicable to contracts executed and wholly performed therein.

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

                                           TBC CORPORATION

                                           By___________________________________
                                             Thomas W. Garvey,
                                             Executive Vice President and Chief
                                             Financial Officer

                                           _____________________________________
                                           LINDA MERCHANT BELL

                                           _____________________________________
                                           CAROL MERCHANT KIRBY

                                           _____________________________________
                                           WILSON C. MERCHANT III

                                           U.S. BANK TRUST NATIONAL ASSOCIATION,
                                           as Escrow Agent

                                           By___________________________________
                                             Name:
                                             Title: